EXHIBIT 2.1

Agreement for the sale and purchase of shares

in the share capital of Bloomia B.V.

between

Botman Bloembollen B.V., Mr W.F. Jansen and Mr H.J. Strengers (as the Sellers)

and

Tulipa Acquisitie Holding B.V.(as the Purchaser) and Tulp 24.1, LLC (as the US Purchaser)

22 February 2024

TABLE OF CONTENTS

1.	Definitions	4
2.	Sale and Purchase	13
3.	Purchase Price Purchase Price	14
4.	Leakage	15
5.	Closing	15
6.	Due Diligence Investigation	16
7.	Settlement of indebtedness	17
8.	Warranties	17
9.	Warranty Breaches	18
10.	Limitation of Liability	19
11.	Indemnities	21
12.	Conduct of Tax Claims	22
13.	Restrictive Covenants	23
14.	Security	25
15.	Confidentiality	25
16.	Notices	26
17.	Costs	27
18.	Amendments	27
19.	Further Assurances and covenants	27
20.	Guarantee	28
21.	Assignment	28
22.	General	28
23.	Governing Law and Jurisdiction	29

APPENDICES

Appendix 1	Subsidiaries
Appendix 2	Equity Bridge
Appendix 3	Leakage
Appendix 4	Independent Expert	32
Appendix 5	Warranties	33
Appendix 6	Closing	48
Appendix 7	Notary Letter
Appendix 8	Deeds of Transfer
Appendix 9	Disclosed Information
Appendix 10	Subscription Agreement
Appendix 11	Bridge Loan Agreements

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THIS AGREEMENT is made on the date as stated on the first page.

THE UNDERSIGNED:

1.

BOTMAN BLOEMBOLLEN B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in gemeente Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 36003543 (Botman Bloembollen);

2.	MR W.F. JANSEN, a natural person, (Jansen);

3.	MR H.J. STRENGERS, a natural person, (Strengers);

4.

TULIPA ACQUISITIE HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Amsterdam, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 92843085 (the Purchaser);

5.

TULP 24.1, LLC, a company incorporated and validly existing under the laws of the State of Delaware, the United States of America, having its registered office at Wilmington, Delaware 19801, United States of America, 1209 Orange Street, Corporation Trust Center, registered under number 2939451 (the US Purchaser); and

6.

Lendway INC., a publicly traded company on NASDAQ, incorporated and validly existing under the Laws of the state of Delaware, United States of America, having its corporate seat and office at 5000 W 36th Street, Suite 220, Minneapolis, Minnesota 55416, United States of America, registered under file number 7513744 (the Guarantor).

The parties referred to under 1 up to and including 3 are hereinafter together referred to as the Sellers and individually also as a Seller.

The parties referred to under 4 and 5 are hereinafter together referred to as the Purchasers.

The parties referred to under 1 up to and including 6 are hereinafter together referred to as the Parties and individually also as a Party.

WHEREAS:

A.

The Sellers hold the legal and beneficial title to all 18,200 issued and outstanding shares in the share capital of Bloomia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands, with its statutory seat in Enkhuizen, the Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 37085067 (the Company and all the shares held by the Sellers hereinafter the Shares).

B.

The Company holds the legal and beneficial title to such percentage of the shares in the companies as identified Appendix 1 (the Subsidiaries and, together with the Company, the Group Companies and each a Group Company). The Company furthermore holds 30% of the shares in the share capital of Araucania Flowers SA (Chile) (Araucania).

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C.

The business activities of the Company consist of sourcing tulip bulbs from producers in the Netherlands, Chile and New Zealand and operating greenhouses to hydroponically grow tulips and selling those tulips in the United States of America, South-Africa and Latin America (the Business).

D.

Botman Bloembollen and Strengers wish to sell and transfer the Shares they hold to the Purchaser and Jansen wishes to sell and transfer the Shares it holds to the US Purchaser, and the Purchasers wish to purchase and accept the Shares from the Sellers (the Transaction).

E.	The Guarantor, as the parent company of Purchasers, and Botman Bloembollen have entered into a letter regarding an indication of interest dated the 6th of December 2023 (the LOI).

F.	The Parties have obtained all necessary corporate approvals to enter into this Agreement and to complete the Transaction.

G.	No works council (ondernemingsraad) or other employee representation body has been established by the Sellers, the Purchaser or the Company.

H.	The Parties have reached agreement on the sale and purchase of the Shares on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1.	Capitalised terms used in this Agreement shall have the meaning given to them in this clause 1.1:

Accounts means the audited consolidated annual accounts of the Company and the Subsidiaries and as at the relevant Accounts Date, comprising a consolidated balance sheet and a consolidated profit and loss account ending on the Accounts Date and the explanatory notes thereto;

Accounts Date means 30 June 2022 in respect of the audited consolidated annual accounts of the Company and the Subsidiaries;

Additional Leakage has the meaning given to it in clause 4.3;

Affiliate means (a) in relation to any natural person (i) any spouse, partner or child of such natural person, (ii) any entity controlled by such natural person or one or more relatives of such natural person; or (iii) any trust for the benefit of such natural persons or one or more relatives of such natural person, and (b) in relation to any entity (i) the ultimate parent of a Person and(ii) any and all Persons with respect to which the ultimate parent of a Person directly or indirectly, holds more than 50% (fifty per cent) of the nominal value of the share capital issued, or any Person at any time Controlling, Controlled by or under common Control with, such Person. The term "control" as used in this definition shall mean the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% of the aggregate of all voting equity interests in such entity, or the ability to have a decisive influence in such entity;

Agreement means this agreement for the sale and purchase of the Shares;

Anti-Corruption Law means the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and any other applicable national and international anti-corruption laws.

Araucania has the meaning given to it in recital B;

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Base Purchase Price has the meaning given to it in clause 3.1(a);

Botman Bloembollen has the meaning given to it in the introduction of this Agreement;

Botman Bloembollen Shares means 16,927 shares in the share capital of the Company numbered 1,274 up to and including 18,200, with a nominal value of EUR 1 each;

Bridge Loan Agreement has the meaning given to it in clause 3.5;

Bridge Loan Amount has the meaning given to it in clause 3.5;

Business has the meaning given to it in recital C;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in the Netherlands for normal business;

CARES Act means (i) the Coronavirus Aid, Relief, and Economic Security Act of 2020 and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state or local U.S. Law and including any related or similar orders or declarations from any Governmental Entity) and (ii) any extension of, amendment, supplement, correction, revision or similar treatment to any provision of the CARES Act contained in the Consolidated Appropriations Act, 2021, H.R. 133;

CIT Fiscal Unity means the fiscal unity (fiscale eenheid) for corporate income tax purposes as referred to in the Dutch Corporate Tax Act (Wet op de vennootschapsbelasting 1969) between the Company and Botman Bloembollen;

Closing means execution of all steps set out in clause 5;

Closing Date has the meaning given to it in clause 5.1;

Closing Payment has the meaning given to it in clause 5.2;

Company has the meaning given to it in recital A;

Company Intellectual Property has the meaning given to it in paragraph 12.3 of Appendix 5;

Control means (i) the power to, directly or indirectly, alone or jointly, exercise more than half of the voting rights at the general meeting in a Person, whether or not pursuant to agreement with other Persons entitled to vote, (ii) the power, directly or indirectly, alone or jointly, whether or not pursuant to agreement with other Persons entitled to vote, to appoint or dismiss more than half of the directors or supervisory board members of a Person, even if all Persons entitled to vote and/or (iii) owning, directly or indirectly, more than half of the shares (or similar financial participation) in the capital of a Person;

COVID-19 Assistance Programs means all aid, relief, benefit, or assistance programs (i) arising under or established pursuant to the CARES Act, including without limitation the Paycheck Protection Program, the Employee Retention Tax Credit program and the Economic Injury Disaster Loan program administered by the SBA, as modified by the CARES Act (including one-time emergency grants thereunder), or (ii) arising under the Families First Coronavirus Response Act or (iii) established or administered by state or local governmental authorities in response to the COVID-19 pandemic and SARS-CoV-2;

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Damage has the meaning given to it in clause 9.1;

Data Room means the online data room hosted by Virtual Vaults made available to the Purchaser and its advisors from 10 January 2024 until 15 February 2024, containing financial, legal and commercial information in relation to the Shares, the Group, the Business, its assets, liabilities and prospects, the contents of which data room are stored on the data carrier attached hereto as Appendix 9;

DCC means the Dutch Civil Code (Burgerlijk Wetboek);

Deed of Transfer means the notarial deed of transfer of the Botman Bloembollen Shares and the Strenger Shares, substantially in the form attached to this Agreement as Appendix 8, Part 1;

Disclosed Information means any and all information which is (i) contained in this Agreement, (ii) contained in any document set out in the Data Room and (iii) contained in the written answers provided to the questions submitted by the Purchaser and/or its advisors during its due diligence process as included in the Data Room;

Dispute Notice has the meaning given to it in clause 4.3;

EBITDA means the earnings before interest, taxes, depreciation and amortisation;

Effective Date means 1 July 2022, 0.01h;

Employee Retention Tax Credit means the employee retention credit for eligible employers pursuant to Section 2301 of the CARES Act, as amended;

Employees has the meaning given to it in paragraph 9.2 of Appendix 5;

Encumbrance means any encumbrance including without limitation mortgage, pledge, charge, lien, deposit or assignment by way of security, option or right of pre-emption, entitlement to ownership (including usufruct and similar entitlements), any provisional or executorial attachment and any other interest or right held, or claim that could be raised, by a third party;

Environmental Law(s) means all Laws and requirements relating to pollution, protection of the environment, public health and safety, and worker health and safety, or the generation, manufacture, storage, disposal, handling, investigation, remediation, treatment, release, use of or exposure to Hazardous Substances;

Environmental Permits has the meaning given to it in paragraph 16.2 of Appendix 5

Exit Bonus means any Exit Bonus paid or due to Jansen as defined in and pursuant to the performance bonus plan agreement between Jansen and Fresh Tulips USA, LLC, as last amended with effect from 24 January 2024;

Fairly Disclosed means that the relevant facts and circumstances regarding a matter clearly appear from the Disclosed Information in such manner and to the extent that its existence should reasonably have been clear to and known by the Purchaser (and its advisors) after a face value reading of the documents and, in respect of information in de Disclosed Information, where reference is made to a document, but that document has not been provided in the Disclosed Information, such reference to such document and document shall not be deemed Fairly Disclosed;

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Fundamental Warranties means the Warranties included in paragraphs of 1, 2, 3 and 4 of Appendix 5;

Government Official means (i) any official, director, officer, employee, agent or Representatives (including anyone elected, nominated, or appointed to be an official, director, officer, employee, agent or Representative) of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official, or candidate for political office, (iii) any official, employee, agent or Representatives of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity; (iv) any official, employee, agent or Representatives of, or any Person acting in an official capacity for or on behalf of, a public international organization; (v) a member of a royal family, or (vi) any agent or representative of any of those Persons listed in subcategories (i)-(v).

Governmental Entity means any (i) supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal); (ii) any political party; (iii) any entity or business that is owned or controlled by any of those bodies listed in subcategory (i) or (ii); or (iv) international organization, such as the United Nations or the World Bank.

Group means the Group Companies collectively;

Group Companies and Group Company have the meaning given to them in recital B;

Group Companies’ Insurance Policies has the meaning given to it in paragraph 11.1 of Appendix 5;

Growth Bonus means any Growth Bonus paid or due to Jansen as defined in and pursuant to the performance bonus plan agreement between Jansen and Fresh Tulips USA, LLC, as last amended with effect from 16 February 2023;

Guarantor means Lendway Inc.;

Half Year Accounts means the half year interim accounts of the Group Companies as at 31 December 2023, comprising a consolidated balance sheet and a consolidated profit and loss account ending on 31 December 2023;

Hazardous Substance means any material or substance that is listed in or regulated by any Environmental Laws or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to human health or the environment, including asbestos in any form or condition, petroleum and petroleum products, radon gas, radioactive substance, per- and polyfluoroalkyl substances, or any other material, substance, pollutant, contaminant or waste to which liability or standards of conduct may be imposed under any Environmental Law;

Identified Leakage has the meaning given to it in clause 4.2;

Independent Expert has the meaning given to it in clause 4.4;

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Intellectual Property Rights has the meaning given to it in paragraph 12.1 of Appendix 5;

IRS means the United States Internal Revenue Service;

Jansen has the meaning given to it in the introduction of this Agreement;

Jansen Shares means 909 shares in the share capital of the Company numbered 365 up to and including 1,273, with a nominal value of EUR 1 each;

Law(s) means all applicable foreign, international, federal, state or local laws, statutes, regulations, ordinances, permits, rules, regulations, directives, common law rulings, orders, decrees, judgments, consent decrees or governmental requirements enacted, promulgated, entered into or imposed by any Governmental Entity, in each case, as enacted and in effect on or prior to the Closing Date;

Leakage means:

(a)	the amount of all payments made by any of the Group Companies to or for the benefit of any of the Sellers or any Affiliate of any of the Sellers, following a capital decrease;

(b)

the amount of all other distributions (in cash or in kind) or any other return of capital, whether by dividend or repurchase or redemption of share capital or otherwise and any other payment in respect of any share capital or other securities of any of the Group Companies, in each case in cash or in kind, paid or made by the relevant company to, or for the benefit of, any of the Sellers or any Affiliate of any of the Sellers;

(c)

the amount of any indebtedness or liability owed by any of the Sellers or any Affiliate of any of the Sellers which is waived by any Group Company to or for the benefit of any of the Sellers or any Affiliate of any of the Sellers or the amount of any indebtedness repaid by or incurred to or for the benefit of indebtedness or liability owed by any of the Sellers or any Affiliate of any of the Sellers by any of the Group Companies;

(d)

the amount of any waiver, deferral, forgiveness or release by any of the Group Companies of any amount or obligation owed or due to a company by any of the Sellers or any Affiliate of any of the Sellers;

(e)

an amount equal to any break fees, prepayment fees and related costs and expenses (including the fees, costs and expenses of lawyers) incurred by any of the Group Companies in connection with releasing any security over any assets of any of the Group Companies, all to the extent any of these items are actually paid by any of the Group Companies in connection with the repayment of any loan in connection with the Transaction;

(f)

the amount of any assumption, indemnification, settlement, guarantee, Encumbrance or discharge of any liability of any of the Sellers or any Affiliate of any of the Sellers by any of the Group Companies;

(g)	the amount equal to the value of any assets sold, transferred or otherwise disposed of by any of the Group Companies to or for the benefit of any of the Sellers or any Affiliate of any of the Sellers;

(h)	the amount of all payments made by any of the Group Companies to or for the benefit of any of the Sellers or any Affiliate of any of the Sellers that are not at arm’s length conditions;

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(i)

the amount of any bonus or other compensation (whether in cash or in kind) payable to directors, officers, employees or consultants of any of the Group Companies which are payable by any of the Group Companies as a result of the entering into of this Agreement or the completion of the Transaction;

(j)

the amount of any fees (including fees of legal counsel and other external advisers), costs and expenses of any of the Sellers or any Affiliate of any of the Sellers in relation to the Transaction incurred or reimbursed by, or charged to any of the Group Companies;and

(k)	the agreement or undertaking by a Group Company to do any of the matters referred to in the items under (a) up to and including (j) above; and

(l)	the amount of Tax imposed on or payable by any of the Group Companies in respect of any of the matters referred to in the items under (a) up to and including (j) above,

all to the extent occurring after the Effective Date and excluding any Permitted Leakage and minus any Leakage Tax Benefit;

Leakage Tax Benefit means the leakage tax benefit in respect of each Leakage item, which shall be calculated as follows:

(a)	the amount of VAT which is actually recovered or off-set by any of the Group Companies in connection with the relevant Leakage item; plus

(b)

such portion of the relevant Leakage item which is actually deductible for corporate income Tax purposes in the relevant jurisdiction, multiplied by the top corporate income tax rate in such jurisdiction; plus

(c)

any other Tax refund actually received by any of the Group Companies or any other reduction of Tax actually due by the Group Companies or Group Company Relief in connection with the relevant Leakage item and not included under (a) or (b) above;

LOI has the meaning given to it in recital E;

Management Accounts means the unaudited consolidated management accounts of the Group for the period between the Accounts Date and ending on the last day of November 2023, as included in folder 1.2 of the Data Room;

Non-Cash Purchase Price has the meaning given to it in clause 3.3;

Notary means Mr Laurens Kelterman of NP Notaries or his substitute in office;

Notary Letter means the notary letter between the Notary and the Parties, which sets out the closing mechanics and flow of funds at Closing, prepared by the Notary attached hereto as Appendix 7;

Party and Parties have the meaning given to them in the introduction of this Agreement;

Paycheck Protection Program means the business loan program established by the CARES Act that is commonly referred to as the “Paycheck Protection Program”;

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Permitted Leakage means:

(a)	the management fee of EUR 56,810 ex VAT per month paid to Botman Bloembollen between the Effective Date and the Closing Date, calculated on a pro rata temporis basis;

(b)	the management fee/salary of USD 20,833 per month paid to Jansen between the Effective Date and the Closing Date, calculated on a pro rata temporis basis;

(c)	any tax compliance and other regular advisory fees paid to Nordend Advisors BV incurred by any of the Group Companies in the ordinary course of business and not related to the Transaction;

(d)	the management fee/salary of EUR 2,172.53 (excl. vacation allowance) per month paid to M. den Das between the Effective Date and the Closing Date, calculated on a pro rata temporis basis; and

(e)

the Basis Bonus and Growth Bonus pursuant to the performance bonus plan agreement between Jansen and Fresh Tulips USA, LLC of 2 July 2020 and the performance bonus plan amendments dated 26 July 2022 and 16 February 2023;

Person means any individual, firm, company, government, governmental authority, Tax Authority, state or agency of a state or any joint venture, association, or partnership (whether or not having separate legal personality) and that person's successors in title and permitted assigns and transferees;

PPP Audit means any audit or review by the PPP Lender, the SBA, or any other Governmental Entity with respect to any aspect of a PPP Loan (including without limitation the eligibility of each applicable Group Company for the Paycheck Protection Program, the use of PPP Loan proceeds, the applicable Group Company’s PPP Loan forgiveness application, or any other aspect of any Group Company’s compliance with applicable Law relating to the PPP Loan and the Paycheck Protection Program);

PPP Lender means Mechanics Bank in its capacity as lender pursuant to the PPP Loan;

PPP Loan means the liabilities of any Group Company under (a) SBA Loan No. 700000061251 between Fresh Tulips USA, LLC and the PPP Lender dated on or about April 30, 2020, relating to that loan made by the PPP Lender in favor of Fresh Tulips USA, LLC in the principal amount of $903,540.00 in connection with the Paycheck Protection Program, and (b) any other loan from, or liability or obligation of any Group Company to, the SBA or any other party under or in connection with any COVID-19 Assistance Programs;

Properties has the meaning given to it in paragraph 15.2 of Appendix 5;

Purchase Price has the meaning given to it in clause 3.1;

Purchaser has the meaning given to it in the introduction of this Agreement;

Purchasers has the meaning given to it in the introduction of this Agreement;

Purchaser’s Group means the Guarantor, the Purchasers and all of their subsidiaries and group companies, as defined in sections 2:24a and 2:24b of the DCC, from time to time, including as of Closing the Group Companies;

Purchaser’s Relief means (i) any Relief arising to any of the Purchasers or any member of the Purchaser’s Group and (ii) any Relief arising to any of the Group Companies to the extent it arises in respect of an event occurring (or deemed to occur), or period commencing, on or after the Effective Date;

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Relief means, unless the context otherwise requires, any allowance (including amortization or depreciation), credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to repayment of or saving of Tax and any reference to the use or set-off of Relief shall be construed accordingly;

Representatives means any director, officer, employee, accounting, financial, legal, tax or other professional adviser of the relevant person;

SBA means the United States Small Business Administration, and any successor agency with administrative or enforcement authority or control over the Paycheck Protection Program;

Second Bridge Loan Agreement has the meaning given to it in clause 3.6;

Second Bridge Loan Amount has the meaning given to it in clause 3.6;

Seller and Sellers have the meaning given to them in the introduction of this Agreement;

Shares has the meaning given to it in recital A;

Strengers has the meaning given to it in the introduction of this Agreement;

Strengers Shares means 364 shares in the share capital of the Company numbered 1 up to and including 364, with a nominal value of EUR 1 each;

Subsidiaries has the meaning given to it in recital B;

Subsidiary Shares has the meaning given to it in paragraph 3.1 of Appendix 5;

Taxation or Tax means all taxes, withholdings (including any liability for repayment of subsidies or grants in respect of wage tax), social security charges, contributions, duties and other levies of whatever nature, including without limitation to corporate income tax, wage withholding tax, social security premium, value added tax, premiums or other contributions, consumption taxes, environmental taxes, dividend withholding tax, packaging tax, (real estate) transfer tax, property tax, capital tax, energy tax, waste tax, import, export, custom and other duties any repayment of unlawful state aid in relation thereto, as well as any payment required to be made under any contract in relation to tax, whether direct or indirect, whether due by way of primary or secondary liability, separately or jointly due to, payable to, levied by, imposed upon by, awarded by or held responsible for by any Tax Authority, and any interest, penalties, fines, costs and expenses or other additions thereto, whether disputed or not and regardless of whether these items are chargeable directly or primarily against or attributable directly or primarily to any other person and of whether any amount in respect of any of them is recoverable from any other person and all penalties, additions, interest, damage, fines, costs and expenses to any of them;

Tax Authority means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorized to levy Taxation;

Tax Claim means a claim under any indemnity included in clause 11.1 or under any of the Tax Warranties;

Tax Liability means (i) any liability to make or suffer (including by way of set-off against a Tax receivable) an actual or increased payment of Tax, and (ii) the use or set-off of any Purchaser's Relief in circumstances where, but for such use or set-off, an actual liability to Tax would have arisen (the amount of the Tax Liability for these purposes being deemed to be equal to the amount of the actual liability to Tax that is saved by the use or set-off of the Purchaser's Relief), and (iii) the loss of any Relief that was included in the Accounts as an asset or was otherwise taken into account in determining the Purchase Price;

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Tax Warranties means the Warranties included in paragraph 14 of Appendix 5 and Tax Warranty means any of them;

TCA means the Dutch Tax Collection Act 1990 (Invorderingswet 1990);

Third Party Claim has the meaning given to it in clause 9.6;

Transaction has the meaning given to it in recital D;

US Deed of Transfer means the notarial deed of transfer of the Jansen Shares, substantially in the form attached to this Agreement as Appendix 8, Part 2;

US Purchaser has the meaning given to it in the introduction of this Agreement;

VAT Fiscal Unity means the fiscal unity (fiscale eenheid) for value added tax purposes as referred to in the Dutch Turnover Tax Act (Wet op de omzetbelasting 1968) between the Company and Botman Bloembollen;

Warranties means the representations and warranties of Seller contained in Appendix 5 and Warranty means any of them; and

Warranty Breach means a Warranty being untrue, inaccurate or misleading on the date the relevant Warranty is given.

1.2.

Where any statement in this Agreement is qualified by the awareness or knowledge of the Sellers ("to the best of the Sellers’ knowledge" or any similar expression) that statement shall be deemed to refer to the knowledge that any of Mr N.J. Botman, Mr P.A.M. Botman, Mr W.J. Jansen, Mr N. Huisman and Mr E. Hoogland has at the Closing Date or should have had after due enquiry of the relevant persons within the Group having knowledge of the subject matter to which the knowledge qualification refers.

1.3.	Any reference in this Agreement to:

(a)	a "subsidiary" or "holding company" is to be construed in accordance with Section 2:24a DCC;

(b)	a "group" or "group company" is to be construed in accordance with Section 2:24b DCC;

(c)

a document in the "agreed form" is a reference to a document in the form agreed between the relevant Parties as being final, initialled upon the signature of this Agreement by or on behalf of the Parties for the purpose of identification only, subject to such amendments as may be agreed from time to time in writing between the relevant Parties;

(d)	the "ordinary course of business" of the Group Companies should be construed as a reference to the activities presently conducted by the Group Companies;

(e)

acting "directly or indirectly" shall include, without prejudice to the generality of that expression, references to acting alone, jointly with, or on behalf of, by means of, or by the agency of any other Persons;

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(f)	clauses, paragraphs, Appendices or schedules are to be construed as a reference to clauses, paragraphs, Appendices and schedules to this Agreement, except where the context requires otherwise;

(g)	clause or chapter headings used in this Agreement are inserted for ease of reading only and shall not affect the content and interpretation of this Agreement;

(h)

a Law, provision of Law or regulation includes a reference to that Law, provision of Law or regulation as amended or re-enacted from time to time, as well as to the Law, provision of Law or regulation by which it is replaced;

(i)	to wording such as including or such as or similar expressions shall be construed so as to be followed by the words ‘but not limited to’;

(j)	the singular shall include the plural and vice versa and references to words importing one gender shall include all genders;

(k)	time of day is to Netherlands time of day; and

(l)

this Agreement or any other document shall be construed as a reference to this Agreement or that other document as amended, supplemented, substituted or novated in accordance with the terms thereof at any time and from time to time.

1.4.

Terms in this Agreement refer to Dutch legal concepts only and shall be interpreted accordingly. The use of these or similar terms in any other jurisdiction shall be disregarded. In respect of any jurisdiction other than the Netherlands, references to any Dutch legal concept shall be deemed to refer to the concept that most approximates to the Dutch legal term in that jurisdiction.

2.	SALE AND PURCHASE

2.1.	Subject to the terms of this Agreement:

(a)	Botman Bloembollen hereby sells the Botman Bloembollen Shares to the Purchaser and the Purchaser hereby purchases the Botman Bloembollen Shares from Botman Bloembollen;

(b)	Jansen hereby sells the Jansen Shares to the US Purchaser and the US Purchaser hereby purchases the Jansen Shares from Jansen; and

(c)	Strengers hereby sells the Strengers Shares to the Purchaser and the Purchaser hereby purchases the Strengers Shares from Strengers,

each conditional upon the sale and purchase of all Shares being effected.

2.2.

Subject to Closing, the Shares shall be for the risk and account of the Purchasers as of the Effective Date, irrespective of the fact that Closing will occur on a different date and without prejudice to the Warranties and/or the Specific Indemnities.

2.3.

At Closing, the Sellers shall transfer (leveren) the Shares free from all Encumbrances and together with all rights attaching to them to the Purchasers, and the Purchasers shall accept those Shares by executing both the Deed of Transfer and the US Deed of Transfer.

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3.	PURCHASE PRICE PURCHASE PRICE

3.1.	The aggregate purchase price for the Shares shall be equal to (the Purchase Price):

(a)

a base purchase price for the Shares (the Base Purchase Price) of USD 54,405,286, based on an enterprise value of USD 51,000,000 per the Effective Date on a cash and debt free basis and calculated (and adjusted) in accordance with the equity bridge attached hereto as Appendix 2; and

(b)	minus the amount of any Leakage (if any) determined in accordance with clause 4.

3.2.	At Closing, the Purchasers shall pay the Closing Payment (as defined below) in full without any deduction, set-off or suspension in accordance with clause 5.2 below and the Notary Letter.

Reinvestment and Non-Cash-Purchase Price

3.3.

At Closing, Jansen shall reinvest in the US Purchaser through the issuance of shares in the capital of the US Purchaser. Part of the total amount of the Purchase Price to which Jansen is entitled at Closing, equal to an aggregate amount of USD 1,259,412 shall not be satisfied in cash but in kind by means of the issuance of shares in the capital of the US Purchaser to Jansen (the Non-Cash Purchase Price).

3.4.

At Closing, the Non-Cash Purchase Price shall be paid by the US Purchaser to Jansen in kind as full and final settlement of the US Purchaser’s obligation to pay the Non-Cash Purchase Price by means of the issuance of shares in the capital of the US Purchaser to Jansen by means of the execution, at Closing, by the US Purchaser and Jansen of a subscription agreement, attached hereto as Appendix 10.

Bridge Loan and Second Bridge Loan

3.5.

Part of the Purchase Price due to Sellers, equal to an aggregate amount of USD 12,750,275 (the Bridge Loan Amount), shall remain due and outstanding and shall be converted into a bridge loan made available by the Sellers (each for the amount referenced in annex 1 of the Bridge Loan Agreement (as defined below)) to the Purchaser, under the terms and conditions set out in the bridge loan agreement, attached hereto as Appendix 11, Part 1 (the Bridge Loan Agreement).

3.6.

Part of the Purchase Price due to Botman Bloembollen, equal to an aggregate amount of USD 2,700,000 (the Second Bridge Loan Amount), shall remain due and outstanding and shall be converted into a bridge loan made available by Botman Bloembollen to the Purchaser, under the terms and conditions set out in the second bridge loan agreement, attached hereto as Appendix 11, Part 2 (the Second Bridge Loan Agreement).

Adjustment of the Purchase Price

3.7.

Any payment made by the Sellers to the Purchasers under or in connection with this Agreement, shall, to the extent permissible under applicable Law, be treated as an adjustment of the Purchase Price paid by the Purchasers and the Purchase Price shall be deemed to have been reduced by the amount of such payment. The Purchase Price shall not become nil or negative as a result of any such reduction.

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4.	LEAKAGE

No Leakage

4.1.

The Sellers represent and warrant to the Purchasers that in the period between the Effective Date and the Closing Date no Leakage has occurred or shall occur (except for Identified Leakage, if any, as set out below).

Identified Leakage

4.2.

Appendix 3 sets outs the items comprising Leakage, if any, including sufficient detail as to enable the Purchasers to verify the amount of Leakage (the Identified Leakage). The Leakage included in Appendix 3 shall be binding for purposes of determining the Purchase Price payable at Closing, but shall be subject to challenges (if any) in accordance with clause 4.3 up to and including clause 4.5.

Additional Leakage

4.3.

In the event of any Leakage in breach of clause 4.1 which (i) has not yet or insufficiently been taken into account when calculating the Purchase Price, including for the avoidance of doubt the (partial) non-availability of any amount of Leakage Tax Benefit (other than in respect of the Exit Bonus) specified under (b) of the definition of Leakage Tax Benefit which was taken into account when calculating the amount of Identified Leakage, or (ii) which was identified by the Sellers as Permitted Leakage but qualifies as Leakage in accordance with this Agreement (the Additional Leakage), Botman Bloembollen and Strengers shall compensate the Purchaser (to the extend the Additional Leakage occurred in respect of Botman Bloembollen and/or Strengers or any of their Affiliates) and/or Jansen shall compensate the US Purchaser (to the extend the Additional Leakage occurred in respect of Jansen or his Affiliates) within 10 Business Days following request thereto by the Purchasers for such Additional Leakage on a USD for USD basis or EUR for EUR basis (depending on the applicable currency of the Additional Leakage), unless the relevant Seller provides the relevant Purchaser with a dispute notice setting out in detail its objections against the Leakage claim and its own calculation of the Additional Leakage, within 20 Business Days after receipt of the relevant Purchaser’s demand for such Additional Leakage (the Dispute Notice).

4.4.

If the Sellers object to the Leakage claim in accordance with clause 4.3 and the relevant Seller(s) and the relevant Purchaser(s) fail to reach agreement on the Additional Leakage within 20 Business Days after receipt of the Dispute Notice, the items that are still in dispute shall be resolved and the Additional Leakage shall be determined by an independent expert (the Independent Expert) who shall be appointed and instructed by the relevant Parties in accordance with Appendix 4.

Payment Additional Leakage

4.5.

The Sellers shall ensure that the Additional Leakage as agreed or finally determined in accordance with this clause 4 is paid to the Purchasers within 10 Business Days after such agreement or final determination.

5.	CLOSING

5.1.

Closing shall take place at the offices of JB Law immediately following execution of this Agreement, or at such time and date as the Purchaser and Botman Bloembollen may agree in writing (the Closing Date).

Closing Payment

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5.2.	The Purchaser shall ensure that an amount equal to the sum of:

	(a)	the Base Purchase Price;

	(b)	minus the Non-Cash Purchase Price;

	(c)	minus the Bridge Loan Amount;

	(d)	minus the Second Bridge Loan Amount; and

	(e)	minus the Identified Leakage (if any),

(together the Closing Payment) is received on the Notary’s third party account in accordance with the Notary Letter with value on the Closing Date under reference “Closing Payment Project van Gogh” by no later than 10h00 CET on the Closing Date. The amount paid into the Notary’s third party account pursuant this clause 5.2 shall be held and paid out to Sellers in accordance with the Notary Letter.

Closing actions

5.3.

Subject to receipt by the Notary of the Closing Payment in accordance with clause 5.2, at Closing the relevant Parties shall do, or procure to be done, those things respectively listed in relation to them in Appendix 6, each action conditional upon all actions being effected. To the extent that any of the documents or actions listed in Appendix 6 are executed before the Closing Date, they shall be deemed to have been executed on the Closing Date.

Breach of Closing obligations

5.4.

If Closing does not take place because either (one or more of) the Sellers or the Purchaser fail(s) to comply with any of its respective obligations referred to this clause 5, either the Purchaser (in case of a default by (any of) the Sellers) or Botman Bloembollen (in case of a default by the Purchaser) may (in addition and without prejudice to all other rights and remedies available, including the right to claim damages and the right to claim specific performance) elect by notice to the other Party(ies):

(a)	effect Closing as far as practicable having regard to the defaults which have occurred; or

(b)	set a new date and time for Closing (not being more than 5 Business Days after the original Closing Date) in which case the provisions of this clause 5 shall apply to the deferred Closing; or

(c)	terminate this Agreement by written notice to the other Party(ies).

5.5.

If the Agreement is terminated in accordance with clause 5.4(c), all actions already taken shall be deemed not to have been taken and shall remain without effect or, were appropriate, shall be reversed (unless the Parties agree otherwise) and the Parties shall provide their full cooperation to effect any such reversal.

6.	DUE DILIGENCE INVESTIGATION

6.1.	The Purchasers acknowledge and confirm that:

(a)

they each are a professional party and have, with the help of specialist professional advisers, performed and completed a careful investigation with respect to the Shares, the Group Companies, the Business and its assets, liabilities and prospects, consisting among other things of a review of the Disclosed Information, including the Data Room of which a USB Stick is attached as Schedule 11 and access to Sellers and the management of the Group; and

(b)

they had sufficient opportunity to raise with the Sellers all issues that they deemed relevant and/or important in connection with their decision to enter into this Agreement and the Transaction and have received satisfactory responses to any issues raised.

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6.2.

In addition, the Purchasers acknowledge and confirm that they do not rely on any representation, statement or warranty other than the Warranties and in particular that they do not rely on and shall not have the right to invoke any warranties contained in or implied by Dutch law or the laws of any other jurisdiction, including Sections 7:17, 7:20 through 7:23 and 6:228 of the DCC.

6.3.	The Sellers shall have no obligation to update any (part of) the Disclosed Information as from the date of this Agreement.

7.	SETTLEMENT OF INDEBTEDNESS

7.1.	The Sellers shall procure that effective as per Closing:

(a)	all indebtedness due from any Seller or any of their respective Affiliates to each Group Company, if any, is satisfied in full;

(b)

all indebtedness due from any Group Company to any Seller or any of their respective Affiliates, if any, is satisfied in full (other than regular invoices from Nordend B.V. sent in the ordinary course and not related to the transaction); and

(c)

(i) each Group Company is released from any guarantee, indemnity, surety, letter of comfort, Encumbrance or other similar liabilities given or incurred by it for the benefit of any Seller or any of their respective Affiliates, whether actual or contingent, in each case without any additional costs, expenses or damages for a Group Company and (ii) each Seller and any of their respective Affiliates (as the case may be) have irrevocably waived, to the extent required in advance, any right of recourse against each Group Company they have or may have).

7.2.	The Sellers shall indemnify and hold harmless the Purchasers and each Group Company against any breach of the covenants in clause 7.1.

8.	WARRANTIES

8.1.

Each of the Sellers represents and warrants to the Purchasers buying their Shares (Botman Bloembollen on a joint and several basis (hoofdelijk), and the other Sellers pro rata to their shareholding immediately prior to Closing) that each of the Warranties is at the date of this Agreement and on the Closing Date true, accurate and not misleading, it being understood that, to the extent relevant, each Seller only makes such representations and warranties in respect of itself and the Shares it holds.

8.2.

Each Seller acknowledges that the Warranties are material to the Purchasers’ decision and have been relied upon by the Purchasers to enter into this Agreement and acquire the Shares on the terms as set out in this Agreement. The Warranties constitute an express allocation of risk between the Purchasers and the Sellers to the effect that any Warranty being untrue, incorrect, misleading or deceptive is for the account and risk of the Sellers subject to the limitations and qualifications set out in this Agreement.

8.3.

Each of the Warranties is made and given separately and independently from the others and is, unless otherwise stated, not limited by reference to any of the other Warranties or by any other provision of this Agreement and where a fact or circumstance would entitle the Purchasers to make a claim in respect of more than one Warranty, it shall be the sole discretion of the Purchasers to determine under which Warranty it makes a claim.

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9.	WARRANTY BREACHES

Warranty Breach and Damage

9.1.

Following Closing, Botman Bloembollen, on a joint and several basis (hoofdelijk), and the other Sellers pro rata their shareholding immediately prior to Closing, shall indemnify and hold the Purchasers or, at the Purchasers' sole discretion, (any of) the Group Companies harmless against any amount of loss or damage incurred or suffered in relation to each Warranty Breach within the meaning of section 6:96 et seq. DCC (Damage). The Damage incurred or suffered by (any of) the Group Companies in relation to a Warranty Breach will be deemed to be Damage incurred or suffered by the Purchasers (wordt toegerekend).

9.2.

For the avoidance of doubt, the Damage to be compensated by the Sellers to the Purchasers shall include the costs reasonably incurred by the Purchasers to prevent, limit and/or ascertain the Damage and the costs reasonably incurred to obtain payment of the Damage, including in all cases the reasonable costs of external advisors engaged by the Purchasers.

9.3.	The Purchasers confirm that, on the date of this Agreement, they are not aware of any fact, circumstance or matter that constitutes a Warranty Breach.

9.4.

The provisions of this Clause 9 set forth the exclusive remedies of the Purchasers for a Warranty Breach and the Purchaser shall have no other rights vis-à-vis the Sellers, neither by contract nor by Law in relation to a Warranty Breach.

Notification

9.5.

The Purchasers shall as soon as reasonably possible after they become aware of a Warranty Breach but in any event within 25 Business Days thereof, give written notice of such Warranty Breach to the Sellers. The notice shall, to the extent possible, set out in reasonable detail the events or facts giving rise to the Warranty Breach and indicate the amount of damages involved. The failure of the Purchasers to give a notice within the time limits referred to in this subclause shall not affect the rights of the Purchasers to be compensated hereunder, except to the extent the damages resulting from the Warranty Breach have increased due to such failure to notify within the set time limit, in which case the Sellers will not be liable for such increase of damages.

Third Party Claim

9.6.

If a claim relates to a claim by a third party in or out of court (Third Party Claim) the Purchasers shall be entitled to take, or procure that any Group Company takes, any action necessary to defend or settle such Third Party Claim. The Purchasers shall, and shall procure that the relevant Group Company shall, consult with the Sellers, to the extent possible, in relation to the handling of such claim. The Purchasers shall use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Damage likely to arise from such Third Party Claim as low as possible and the interests of the Purchasers and the Company in maintaining good relations with the third party concerned. In doing so, the Purchasers shall keep Botman Bloembollen reasonably informed, with copies of all relevant documents and such other information in its possession as may be requested by Botman Bloembollen (acting reasonably). The Purchasers shall not, and shall procure that the relevant Group Companies shall not, make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of Botman Bloembollen such approval not to be unreasonably withheld or delayed. In the event Botman Bloembollen shall not timely notify the Purchasers of its approval (or denial), which shall be no longer than 10 Business Days unless the situation requires a shorter period, the approval is deemed to have been granted.

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10.	LIMITATION OF LIABILITY

Thresholds

10.1.

The Sellers shall not be liable for any Warranty Breaches (other than Warranty Breaches relating to the Fundamental Warranties), unless (i) that Warranty Breach individually exceeds USD 25,000 in Damages and (ii)the aggregate amount of all Damages from (a series of related) Warranty Breaches (that individually exceed an amount of Damages of USD 25,000), exceeds an aggregate amount equal to 1% of the Purchase Price, in which case the Sellers' liability shall be for the full amount of such aggregated Damages and will not be limited to the excess only.

Maximum liability

10.2.	The liability of the Sellers for Warranty Breaches shall be limited as follows:

(a)

the aggregate liability of the Sellers in respect of a Warranty Breach (other than the Fundamental Warranties and the Tax Warranties) shall be limited to an amount equal to 20% of the Purchase Price; and

(b)

the maximum aggregate liability of the Sellers for all claims pursuant to this Agreement (including in respect of the Fundamental Warranties, the Tax Warranties and the Indemnities set out in clause 11) shall not exceed an amount equal to the Purchase Price.

Time limitations

10.3.	The liability of the Sellers ends:

(a)	in respect of the Fundamental Warranties on the date that is 5 years after the Closing Date;

(b)	in relation to a Tax Claim, the date that is 6 months after expiry of the relevant statutory limitation period (including extensions) applicable to the Tax Claim; and

(c)	in respect of other Warranties on the date which is 18 months after the Closing Date,

except in respect of a Warranty Breach of which the Purchasers give written notice to the Sellers before that relevant date.

10.4.

A Warranty claim against the Sellers shall be barred and unenforceable unless and to the extent the Purchasers initiate legal proceedings against the Sellers with the competent courts in Amsterdam regarding such claim within 9 months as from the date on which the Purchasers have notified the Sellers of a Warranty Breach in accordance with clause 9.5, with the exception of claims that relate to a contingent liability or in respect of which Parties are negotiating a settlement.

Other limitations

10.5.	The Sellers shall not be liable for a Warranty Breach to the extent:

(a) matters relating to such Warranty Breach have been Fairly Disclosed in the Disclosed Information, unless such Warranty Breach relates to a Fundamental Warranty;

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(b)

such Warranty Breach arises out of any change after Closing in the accounting policies or practices applied by the Purchaser or the Company (other than to comply with accounting standards or Laws that were applicable at Closing);

(c)

such Warranty Breach arises from any change in any legislation or regulation, any judicial or administrative interpretation of the Law or any practice or policy of a regulatory authority after the date of this Agreement (whether or not retrospective in effect);

(d)	a specific provision or provisions relating to the facts, circumstances or matters giving rise to the Warranty Breach has or have been made in the Accounts;

(e)

a specific provision or provisions for any Tax liability or deferred Tax liability relating to the facts, circumstances or matters giving rise to the Warranty Breach is made in the Accounts or has otherwise been taken into account in determining the Purchase Price;

(f)

such Warranty Breach relates to Taxation and would not have arisen but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after the Effective Date (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after the Effective Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; and/or

(g)

such Warranty Breach would not have arisen but for a voluntary act or omission carried out or effected by any of the Purchaser, the Group Companies, or any other person connected with any of them, at any time after Closing, unless such voluntary act or omission (i) is carried out or effected in the ordinary course of business of the Group Companies as carried on immediately prior to Closing, (ii) is carried out or effected pursuant to a legal binding obligation or commitment created on or before Closing, (iii) is carried out or effected to comply with any Law, and/or (iv) is carried out or effected by the Purchaser or a member of the Purchaser’s Group at the request of or with the consent of Botman Bloembollen.

10.6.	When calculating the liability of the Sellers in respect of a Warranty Breach, the following amounts will be deducted:

(a)

any amount actually received by the Group Companies under any insurance policy, to the extent such amount directly relates to the facts, circumstances or events given rise to the Warranty Breach (net of any deductible amount incurred by the Purchasers or the relevant Group Company in obtaining such received amount and taking into account any resulting share premium increase);

(b)

any Tax refund actually received by the Group Companies or the Purchasers, to the extent such refund directly relates to the facts, circumstances or events given rise to the Warranty Breach, provided that if a Tax refund is taken into account for the purposes of this paragraph and subsequently reversed by a Tax Authority, the Sellers shall reimburse the Purchasers the amount of any such reversed or denied Tax refund; and/or;

(c)

any reduction of Tax actually payable by the Group Companies or the Purchasers provided that if such reduction is taken into account for the purposes of this paragraph and subsequently denied by a Tax Authority, the Sellers shall reimburse the Purchasers the amount of any such denied reduction of Tax payable;

(d)

the net present value of any future Relief or Purchaser’s Relief, including a Relief or Purchaser’s Relief in the form of additional depreciation or amortisation, at the level of the any of the Group Companies, the Purchasers or a member of the Purchaser’s group. The net present value of such a future Relief will be calculated (i) using a discount rate equal to 2%, (ii) as per the date any amount is due, (iii) on the basis of the then prevailing corporate income tax rates, and (iv) on the assumption that such Relief shall be used before any other available Relief.

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10.7.	The Purchasers shall (jointly and in the aggregate) not be entitled to recover from the Sellers more than once in respect of the same Damage suffered.

No claims against employees

10.8.

With effect from Closing, each Seller hereby waives, and shall procure that each member of each Seller’s Group shall waive, by means of an irrevocable third-party stipulation, its right to bring any claim against any present or former director or employee of a Group Company in respect of any information, opinion or advice supplied or given (or omitted to be supplied or given) by him or her to the Purchasers or a member of the Purchaser’s Group or Representatives in connection with the Transaction.

Exclusion of limitations

10.9.

None of the limitations of Sellers' liability pursuant to this clause 10 (whether in time, amount or otherwise) shall apply in the case of fraud (bedrog), wilful misconduct (opzet) or gross negligence (bewuste roekeloosheid) on the part of the Sellers or their Representatives.

11.	INDEMNITIES

11.1.

From Closing, the Sellers shall at all times indemnify and hold harmless (on a USD for USD basis or EUR for EUR basis (depending on the applicable denomination of the relevant liability)) the Purchasers, and shall pay to the Purchasers, or, at the Purchasers’ sole discretion, (any of) the Group Companies:

(a)

any and all Tax Liabilities of (any of) the Group Companies in respect of any transaction event, act circumstance or omission (deemed) occurring in, or attributable to any (part of the) period ending on or before the Effective Date or in respect of any income, profits, gains, wages or turnover (deemed to be) earned, accrued, made or received on or before the Effective Date, or relate to any (part of a) period before the Effective Date;

(b)

any and all Tax Liabilities outside the ordinary course of business (which, for the avoidance of doubt, includes, amongst others, any Tax Liability in respect of (a) incorrect filing positions, (b) late or non-compliance, (c) late or non-payment of Taxes, (d) the Transaction itself, (e) any transaction or arrangement not effected on at arm’s length terms, (f) having an incomplete WCR-administration (Werkkostenregelingadministratie) and (g) not reporting import VAT in the VAT-return of any of the Group Companies, which arises in respect of any transaction, event, act or omission occurring in, or attributable to, the period on and from the Effective Date up to and including Closing Date or in respect of any income, profits, gains, wages or turnover (deemed to be) earned, accrued, made or received in, the period on and from the Effective Date up to and including Closing Date, it, however, being understood that any Tax Liability of the Group Companies in relation to the Exit Bonus is for the full risk and account of the relevant Purchaser;

(c)

any Tax Liability and any and all payments to be made to any Tax Authority, which arises with respect to the period that ends on or prior to the Closing Date and which is primarily the liability of another company, for which (any of) the Group Companies has been or will be held liable including, but not limited to, any liability pursuant to sections 24, 34, 35, 39 and/or 43 of the Tax Collection Act 1990 (Invorderingswet 1990);

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(d)	any Tax Liability relating to the non-filing of sales tax, state income tax, franchise tax and/or gross receipts tax returns in any jurisdiction in the US in the period up to Closing;

(e)	any Tax Liability relating to the sale of the interest in Viridius Fortuna, LLC;

(f)	any Tax Liability relating to the non-filing of unclaimed property reports in any jurisdiction in the US in the period up to Closing;

(g)	any Tax Liability relating to the failure of self-assessment and remittance of use tax in the US on purchases in the period up to Closing; and/or

(h)

any reasonable costs and expenses, incurred by the Purchasers or any member of the Purchaser’s Group in connection with a claim under paragraph (a), (b), (c), (d), (e), (f) and (g) of this clause or any reasonable action taken in avoiding, mitigating, resisting or settling any such Tax Liability as referred to in any of those subparagraphs.

11.2.

None of the Sellers' obligations under clause 11.1 shall be limited, qualified or affected in any respect by the provisions of this Agreement, with the exception of clauses 10.2(b), 10.3(b), 10.5(b)-10.5(g), 10.6 and 10.7 which do apply to the obligations under clause 11.1.

11.3.

Any payment by Seller in respect of a Tax Claim shall be made within 10 (ten) Business Days after demand thereof by the Purchasers or if later, 5 (five) Business Days prior to the latest date for payment of the relevant Tax in order to avoid penalties or interest arising in respect thereof.

12.	CONDUCT OF TAX CLAIMS

12.1.

If any Purchaser or any other member of the Purchaser’s Group is notified or becomes aware of any fact, matter, circumstance or event which has given or might give rise to a claim against any of them and which, in turn, has given or might give rise to a Tax Claim (a Tax Issue), the relevant Purchaser and/or other relevant member of the Purchaser’s Group shall and shall procure that the relevant Group Company shall:

(a)

notify the Sellers thereof in writing as soon as reasonably possible but in any event within ten (10) Business Days after becoming aware of such fact, matter, circumstance or event, providing as much information as reasonably possible, including copies of notices, correspondence or other documents that may be relevant for such Tax Issue;

(b)

unless agreed otherwise in writing with the Sellers, timely file a pro forma objection (bezwaarschrift) with the relevant Tax Authority to the extent this is permitted by applicable law with respect to the relevant document received from such Tax Authority;

(c)

procure that the Sellers shall be granted reasonable access to the books and records, premises and relevant personnel of the Group and any other information relating to the Group which may reasonably be required to enable them to investigate such Tax Issue; and

(d)

allow the Sellers, at Seller’s costs and expense, at their election in writing, to assume the conduct of the Tax Issue. The Seller shall use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Tax Claim that is likely to arise from such Tax Issue as low as possible and the interest of the Purchaser and the relevant Group Company in maintaining a good relationship with the Tax Authority concerned and to avoid an adverse effect on the Tax position of any member of the Purchaser’s Group.

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12.2.	The Purchasers shall control the conduct of any Tax Issue not assumed by the Sellers. The Purchasers shall, and shall procure that the Group Companies shall:

	(a)	keep the Sellers informed of and consult with the Sellers with respect to material developments in relation to such Tax Issue;

(b)

use reasonable endeavours to strike a fair balance between the interests of the Sellers in keeping the Tax Claim that is likely to arise from such Tax Issue as low as possible and the interest of the Purchaser and the relevant Group Company in maintaining a good relationship with the Tax Authority concerned and to avoid an adverse effect on the Tax position of any member of the Purchaser’s Group;

	(c)	take into account any reasonable and timely received requests any Seller may have in pursuing the conduct of any such Tax Issue; and

	(d)	obtain the Sellers’ prior written consent (which consent shall not be unreasonably withheld), on:

(i)	any material communication to any third party (including any Tax Authority or competent court in relation to such Tax Issue), but excluding the Purchaser’s advisors; and

(ii)	any admission of liability, or any agreement, settlement or compromise of any kind in relation to such Tax Issue.

12.3.	The Parties shall provide each other with all information and render all assistance as may reasonably be requested in order to ensure the proper and adequate defense of any Tax Issue.

12.4.

The Parties agree to, and the Purchasers shall procure that each Group Company will and the Sellers shall procure that the relevant member of the Seller's Group will, preserve all information, records and documents that may be required for the conduct of any Tax Issue until the expiration of any applicable statute of limitations or extensions thereof or for as long as the relevant dispute continues and, upon reasonable notice, to provide each other access to all books and records relating to each Group Company as may be reasonably required to exercise their rights under this clause 12.

13.	RESTRICTIVE COVENANTS

13.1.

Each of the Sellers and each of Mr N.J. Botman and Mr P.A.M. Botman covenants with the Purchaser (and in relation to Jansen to the US Purchaser) for itself/himself and for the benefit of the Group Companies that it/he shall not and shall procure that no Affiliate of it/him/her shall for a period of 3 years from Closing, other than on behalf of the Group Companies:

(a)

be concerned in any business carrying on business which is competitive with any of the businesses carried on by the Group Companies at Closing in the geographic region(s) in which the Group Companies are active (with the exception of Strengers or his Affiliates to the extent it pertains to the provision of tax and compliance advice to clients, which for the avoidance of doubt shall not include operational advice);

(b)

persuade, cause or attempt to persuade any distributor, commercial agent, employee or independent contractor of, or natural person engaged on the basis of a management or similar agreement by, the Group, to terminate its relationship with the Group, or employ or engage any such person within 12 (twelve) months after the effective termination of such person’s relationship with the Group;

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(c)

persuade, cause or attempt to persuade any customer of the Group to terminate its relationship with the Group, or take any action that may result in the impairment of such relationship including by seeking to obtain orders from, or offering goods or services similar to or competitive to Group to, any person who has been a customer of the Group within 12 (twelve) months immediately preceding the Closing Date;

(d)

persuade, cause or attempt to persuade any supplier of the Group to terminate its relationship with the Group, or take any action that may result in the impairment of such relationship including by soliciting or enticing away from the Group any supplier who regularly supplied goods or services to the Group within 12 (twelve) months immediately preceding the Closing Date for the purpose of providing competitive or similar goods or services as Group; and/or

(e)

persuade, cause or attempt to persuade any other person doing business with the Group to terminate its relationship with the Group, or take any action that may result in the impairment of such relationship.

13.2.

Each of the Sellers and each of Mr N.J. Botman and Mr P.A.M. Botman undertakes and covenants to the Purchasers that they will not, at any time after Closing, either alone or jointly with others, directly or indirectly use or procure or permit the use of any name or names identical or similar to, or including the word "Bloomia" or any distinctive mark, style or logo used byany Group Company in connection with any activity whatsoever.

13.3.

For the purposes of this clause 13, any reference to the Business includes a reference to any expansion or innovation of the Business actually commenced or fully developed, but not yet marketed by any Group Company at the Closing Date.

13.4.

In the event of any breach by any Seller, Mr N.J. Botman or Mr P.A.M. Botman of any of its/his obligations under this clause 13 and without any notice or prior announcement on the part of the Purchaser or the US Purchaser being required, the relevant Seller, Mr N.J. Botman or Mr P.A.M. Botman (as the case may be) shall upon receipt of a notice of default pay a penalty to the Purchaser (or in the case of Jansen to the US Purchaser) of USD 300,000 for any such breach and a penalty of USD 5,000 for every day such breach continues. The Parties acknowledge the importance of the obligations in this clause 13 for the Purchaser and the US Purchaser and that the penalty amounts represent a reasonable estimate of the damage likely to be suffered by the Purchaser, the US Purchaser and/or the Group Companies if a Seller, Mr N.J. Botman or Mr P.A.M. Botman breaches any of its/his obligations under this clause 13. Notwithstanding the foregoing, such penalties shall be payable to the Purchaser and the US Purchaser without prejudice to the Purchasers' right to seek full compensation for all damages incurred as a result of, or in connection with such breach, and its right to demand performance of this Agreement.

13.5.	Each of Mr N.J. Botman and Mr P.A.M. Botman shall co-sign this Agreement for the purpose of this clause 13.

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14.	SECURITY

Notwithstanding any other rights of the Purchaser pursuant to this Agreement or applicable law, as security for the obligations of the Sellers under this Agreement, the Purchaser shall be entitled to set-off (verrekenen) claims under this Agreement against any of the Sellers with any amount outstanding to such Seller under the Bridge Loan Agreement but not the Second Bridge Loan Agreement.

15.	CONFIDENTIALITY

15.1.

No Party is permitted to make (or to permit any of its Affiliates to make) any announcement concerning this Agreement, the transaction contemplated by this Agreement or any ancillary matter before, on or after Closing, unless otherwise agreed between the Parties. Each Party shall procure that none of its Representatives shall make any announcement concerning this Agreement, the transaction contemplated by this Agreement or any ancillary matter before, on or after Closing.

15.2.

Subject to clause 15.3 and clause 15.4, each of the Parties shall treat as strictly confidential any information received or obtained pursuant to the entering into or performance of this Agreement in connection which the negotiations relating to this Agreement, the business and affairs of the other Parties, any document referred to in this Agreement or the provisions or subject matter of this Agreement.

15.3.	Nothing in this clause 15 prevents any announcement being made or any confidential information being disclosed or retained:

	(a)	with the prior written approval of the other Parties, which in the case of any announcement shall not unreasonably be withheld or delayed; or

(b)

to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement; or

(c)

as may be necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other tax proceedings relating to the disclosing party or to comply with any statutory requirements; or

(d)

to any court, any securities exchange or regulatory or governmental body, as required or reasonably necessary in connection with the relevant Party's dealings with such court, securities exchange or regulatory or governmental body.

15.4.	Nothing in this clause 15 prevents disclosure of confidential information by any Party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party or any of its Affiliates; or

(b)

to that Party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that the recipient is made aware of the terms of this clause 15 and shall procure that each such person adheres to those terms as if he were bound by the provisions of this clause 15.

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16.	NOTICES

16.1.

Any notice or other formal communication given under this Agreement (which includes email) must be in writing and may be delivered in person, or sent by registered post (aangetekende post) to the Party to be served as follows:

(a)	to Botman Bloembollen at:

(b)	to Jansen at:

(c)	to Strengers at:

In respect of each, with a copy to: Rutgers & Posch

(d)	to the Purchasers at:

Corporation Trust Center with a copy to Guarantor: with a copy to:

or at such other address as the relevant Party may notify to the other Parties under this clause 16.

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16.2.	Any notice or other communication shall be deemed to have been given:

(a)	if delivered in person, at the time of delivery;

(b)	if sent by email, at the time the e-mail was sent; and

(c)	if sent by registered post, on the day indicated on the confirmation of receipt.

16.3.

In proving the giving of a notice or other communication it shall be sufficient to prove that delivery in person was made, the e-mail was addressed to the correct e-mail address, or that the envelope containing the communication was properly addressed and posted by recorded delivery post.

17.	COSTS

Save as otherwise provided in this Agreement, each Party shall pay the costs and expenses incurred by it and each of its Affiliates in connection with the entering into, and Closing of, this Agreement. The fees and costs of the Notary shall be borne by the Purchaser.

18.	AMENDMENTS

Except as provided otherwise elsewhere in this Agreement, this Agreement can only be amended by means of a written instrument, executed by all Parties.

19.	FURTHER ASSURANCES AND COVENANTS

19.1.

On or after Closing each of the Parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary person) all such deeds, documents, acts and things as another Party may from time to time require in order to give full effect to this Agreement.

19.2.

In particular, Purchaser shall effect that the Company shall, for a period of three months after Closing, grant continued access to and use of mr. N.J. Botman’s and mr. P.A.M. Botman’s business email addresses, nbotman@bloomia.com and pbotman@bloomia.com, respectively, in order for each of them to transfer various matters in an orderly fashion, provided that they shall not be allowed to use such email addresses for any other purpose.

19.3.

Botman Bloembollen acknowledges and agrees to procure that as of the Closing Date the VAT Fiscal Unity will be terminated in respect of the Company. Botman Bloembollen will send a copy of the termination letter to Purchaser.

19.4.

Botman Bloembollen will be responsible for preparing and filing the VAT returns of the VAT Fiscal Unity to the extent these VAT returns have not been filed up until (and including) the Closing Date. The Purchaser and the Company will provide all information requested by Botman Bloembollen to prepare these VAT returns.

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19.5.

The Purchaser and Botman Bloembollen shall discuss in good faith the settlement of VAT between Botman Bloembollen and the Company in the VAT Fiscal Unity relating to the period between the Effective Date and the Closing Date, so that the amount of VAT paid to the Tax Authorities relating to the period between the Effective Date and the Closing Date is correctly divided between the entities in the VAT Fiscal Unity and that both Botman Bloembollen and the Company will bear the VAT attributable to it or receive a refund of VAT attributable to it. The settlement will be done according to past practice and within the ordinary course of business. The settlement amount will be paid or refunded, as the case may be, within 10 business days after the payment is due to the Tax Authorities.

19.6.	If there is any dispute between the Purchaser / the Company, and Botman Bloembollen in respect of the VAT settlement, the procedure of Appendix 4 will apply, mutatis mutandis.

20.	GUARANTEE

Guarantor irrevocably and unconditionally guarantees to the Sellers as its own obligation, the proper performance by Purchasers of their obligations pursuant to this Agreement and in particular to pay Sellers, within 5 Business Days after receiving written demand from Sellers stating that Purchasers are in default of their obligations under the Agreement, all monies that have become due and owing pursuant to the Agreement for which Purchasers are in default.

21.	ASSIGNMENT

21.1.

Subject to clause 21.2, the rights and obligations under this Agreement cannot be assigned, otherwise transferred (whether directly or indirectly) or Encumbered, without the prior written consent of the other Parties.

21.2.

Any receivables of the Purchasers under this Agreement can and may be assigned, otherwise transferred (whether directly or indirectly) or Encumbered in connection with the financing of the Transaction. The Sellers shall countersign any notice of pledge in this respect. The Sellers hereby irrevocably grant their consent in advance to the Purchasers for the purpose of any such assignment, transfer or Encumberment.

21.3.	Any purported assignment, transfer or Encumbrance in breach of this clause 21 shall be null and void.

22.	GENERAL

22.1.

Termination of this Agreement shall not affect any rights or liabilities of any Party in respect of any previous breach of this Agreement nor the continued validity of the provisions of clauses 1 (Definitions), 15 (Confidentiality), 16 (Notices), 17 (Costs), 18 (Amendments), 21 (Assignment), 22 (General) and 23 (Governing Law and Jurisdiction) and all the other clauses of this Agreement shall lapse (vervallen) and cease to have effect.

22.2.

The Parties waive their rights under sections 6:265 through 6:272 (ontbinding) and section 6:228 (dwaling) of the DCC to rescind (ontbinden) this Agreement in whole or in part, to demand the whole or partial rescission (ontbinding) in legal proceedings or to nullify (vernietigen) or amend (wijzigen) it in whole or in part following Closing. In case of error (dwaling), such error shall be for the account of the Party(ies) in error. The Parties hereby also agree to exclude the applicability of Title 1 of Book 7 of the Dutch Civil Code to the extent legally possible.

22.3.	Rights under this Agreement may only be waived in writing and delay in exercising or non-exercise of any rights does not constitute a waiver of that right.

22.4.

If a clause or provision of this Agreement becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other clause or provision of this Agreement and the Parties shall use their reasonable best endeavours to replace such illegal, invalid or unenforceable clause or provision by a legal, valid and enforceable clause or provision that is as similar as possible to the illegal, invalid or unenforceable clause or provision.

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22.5.

Except as expressly stated in this Agreement, the terms of this Agreement may be enforced only by a Party to this Agreement. In the event any third party stipulation (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

22.6.

This Agreement contains the whole agreement between the Parties relating to the subject transactions contemplated by this Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to these transactions, including the LOI.

22.7.

This Agreement may be signed in any number of counterparts each of which, when executed by one or more of the Parties, shall constitute an original. Delivery of an executed counterpart of a signature page of this agreement by PDF file (or other scanned document) sent by email to the Parties shall be effective as delivery of an original counterpart of this Agreement.

22.8.

The language of this Agreement and the transactions envisaged by it is English and all notices and other communications shall be in English unless otherwise agreed. The Parties acknowledge that they fully understand all the provisions of this Agreement.

23.	Governing Law and Jurisdiction

23.1.	This Agreement (including this clause 23) is exclusively governed by, and shall be construed in accordance with, the Laws of the Netherlands.

23.2.

The Parties irrevocably agree that the courts of Amsterdam, the Netherlands, are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts, without prejudice to the right of appeal, including an appeal to the Supreme Court. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

[signature page follows]

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Signature Page (1/2)

SHARE PURCHASE AGREEMENT

SIGNED on the date stated at the beginning of this Agreement by:

BOTMAN BLOEMBOLLEN B.V. /s/ Junior Beheer B.V.________________ By: Junior Beheer B.V. Title: solely authorized director By: Mr P.A.M. Botman Title: solely authorized director	MR W.F. JANSEN /s/ Werner F. Jansen__________________

MR H.J. STRENGERS /s/ H.J. Strengers____________________

TULIPA ACQUISITIE HOLDING B.V. /s/ Randy Uglem___________________ By: R. Uglem Title: Director A	TULIPA ACQUISITIE HOLDING B.V. /s/ Durk van der Zee____________________ By: VanderZee Capital B.V. Title: Director B By: D. van der Zee Title: Director

TULP 24.1, LLC /s/ Randy Uglem___________________ By: R. Uglem Title: authorised signatory

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Signature Page (2/2)

SHARE PURCHASE AGREEMENT

For acceptance of his obligations under clause 12 (Restrictive Covenants):

MR P.A.M. BOTMAN /s/ P.A.M. Botman__________________	MR N.J. BOTMAN /s/ N.J. Botman____________________

For acceptance of its obligations under clause 20 (Guarantee):

LENDWAY, INC. /s/ Randy Uglem____________________ By: R. Uglem Title: Chief Executive Officer

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Appendix 4 Independent Expert

1.	Appointment
1.1

The Independent Expert shall be an expert of a reputable firm of registered accountants (registeraccountants), provided that such firm can be considered as independent, and shall be appointed by Botman Bloembollen and Purchasers in joint consultation. If Botman Bloembollen and the Purchasers cannot decide on such appointment in joint consultation within 25 Business Days after receipt of the Dispute Notice, anyone of them may request the chairman of the Netherlands Institute of Chartered Accountants (Koninklijke Nederlandse Beroepsorganisatie van Accountants) to select for appointment such Independent Expert, and each Party may appoint such Independent Expert so selected.

2.	Terms of reference
2.1

The Independent Expert shall resolve the Additional Leakage items (still) in dispute between the Parties and shall determine, by means of a binding advice the amount of Leakage in relation to such Additional Leakage (incorporating the items which are agreed between the Parties and are not part of the scope of the binding advice), within twenty (20) Business Days after its appointment or as soon as reasonably possible thereafter.

2.2

The decision of the Independent Expert shall be final and binding upon Botman Bloembollen, Jansen, Strengers and Purchasers, except in the event of fraud or a manifest error in which case the matter will be remitted to the Independent Expert for correction.

2.3

The Independent Expert shall act as an expert (bindend adviseur) and not as an arbitrator and shall, subject to this Agreement and such other terms as may be agreed between the Parties and the Independent Expert, be entitled to determine the procedure applicable to its determination.

2.4

The Independent Expert shall act as an expert and not as an arbitrator and shall, subject to this Agreement and such other terms as may be agreed between the Parties and the Independent Expert, be entitled to determine the procedure applicable to its determination.

3.	Costs
3.1

The costs of the Independent Expert shall be apportioned between the relevant Parties by the Independent Expert, taking into account the relative success of the positions taken by them in respect of the matters in dispute, or failing such direction, equally between the Sellers and the Purchasers.

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Appendix 5 Warranties

1.	Capacity and consequences of sale
1.1

No Seller has been declared bankrupt (failliet verklaard) nor has been granted (preliminary or definitive) moratorium of payment (voorlopige of definitieve surséance van betaling) and no resolutions have been taken and no requests have been made to that effect and to the best knowledge of Sellers there are no circumstances that could otherwise result in dissolution of any of the Sellers by any competent court.

1.2

Botman Bloembollen has been duly incorporated and validly exists under the Laws of its jurisdiction. Each Seller has the requisite capacity, power and authority to enter into and to perform this Agreement and all other documents to be entered into by each Seller in connection with this Agreement will, when executed, constitute binding obligations on such Seller in accordance with their respective terms.

1.3

All decisions, approvals and other acts necessary for the entering into and performance by each Seller of the Agreement, and of the transactions provided for in the Agreement, have been made, obtained and performed.

1.4	No further approvals, authorizations, permits, notifications or other acts are required for a Seller to perform its obligations under this Agreement other than as expressly provided in this Agreement.
2.	The Group Companies
2.1

Each of the Group Companies has been duly incorporated and properly formed, is validly existing, is authorised and capable to legally own its assets and to conduct its business as currently conducted, its articles of association are in accordance with all applicable Laws and regulations.

2.2

None of the Group Companies has been dissolved nor has it been declared bankrupt (failliet verklaard) nor has it been granted (preliminary or definitive) moratorium of payment (voorlopige of definitieve surséance van betaling) or its equivalent in any jurisdiction and no resolutions have been taken and no requests have been made to that effect and there are no circumstances that could otherwise result in dissolution of any of the Group Companies by any competent court.

2.3

No proposal has been made and no resolution has been taken regarding a legal merger (juridische fusie) of any of the Companies with any other person or regarding a legal demerger (juridische splitsing) of any of the Group Companies, or in respect of the equivalents of a legal merger or legal demerger in any jurisdiction.

2.4

No resolution has been passed to amend the current articles of association or equivalent organizational document of any of the Group Companies. The Group Companies are not - voluntarily or otherwise - subject to the structure regime (structuurregime).

2.5

Each Group Company is validly registered in the commercial register of the Chamber of Commerce (or foreign equivalent). The documents and data filed with the Commercial Register (or foreign equivalent) are correct, complete and up to date.

2.6	The entering into and execution of this Agreement does not conflict with the articles of association and/or other corporate law documents of any of the Group Companies.

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3.	The Shares
3.1

The Botman Bloembollen Shares, Jansen Shares and Strengers Shares collectively constitute the entire issued and outstanding share capital of the Company and the shares in Subsidiaries constitute the whole of the issued and outstanding share capital of the Subsidiaries (the Subsidiary Shares). The Shares and the Subsidiary Shares have been validly issued and are fully paid up, free of further capital contribution obligations, have been validly issued and are fully paid up.

3.2

Botman Bloembollen is the sole legal and beneficial owner of the Botman Bloembollen Shares and Botman Bloembollen has full power, right and authority to transfer the Botman Bloembollen Shares held by it to the Purchaser.

3.3	Jansen is the sole legal and beneficial owner of the Jansen Shares and Jansen has full power, right and authority to transfer the Jansen Shares held by it to the Purchaser.
3.4	Strengers is the sole legal and beneficial owner of the Strengers Shares and Strengers has full power, right and authority to transfer the Strengers Shares held by it to the Purchaser.
3.5

The Company is the sole legal and beneficial owner of the Subsidiary Shares of Fresh Tulips USA, LLC and Bloomia (Pty) Ltd (SA). The Company is the legal and beneficial owner of 30% of the shares in Araucania. No person other than is the legal and beneficial owner of the remaining 70% of the Subsidiary Shares in Araucania.

3.6

There is no person that is entitled to, or has claimed to be entitled to, require any of the Sellers and/or Group Companies to issue or transfer any Share or Subsidiary Share or share in Araucania now or at any future date and whether contingently or not.

3.7

There is no Encumbrance on, over or affecting any of the Shares, the Subsidiary Shares or the shares held by the Company in Araucania, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing. No voting and other shareholder rights attached to the Shares and the Subsidiary Shares are restricted by any agreement or any arrangement with any third party and there are no outstanding depositary receipts (certificaten) in relation to the Shares, the Subsidiary Shares or the shares held by the Company in Araucania.

3.8

Except as set forth below in paragraph 3.11, none of the Group Companies does own any shares, depositary receipts or other securities in any person and is not a party to or member of any other person under the Laws of any jurisdiction.

3.9	None of the Group Companies holds shares in its own capital.
3.10

The Group Companies have not issued any profit certificates or otherwise granted rights to third parties in respect of profits realized or to be realized in the future, reserves or the liquidation balance. The Group Companies have not made any resolutions that have not yet been fully implemented.

3.11

The Group Companies have no subsidiaries or partnerships (as defined in Article 2:24a and 2:24c of the Civil Code, respectively), other than a 30% participation in Araucania, nor have they had any other subsidiaries or partnerships, other than Fresh Tulips USA, LLC’s past 50% membership in Viridus Fortuna LLC (which was sold effectively as per 1 January 2023).

3.12	None of the Group Companies is and has been a party to joint ventures or partnerships, other than those described in paragraph 3.11.

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4.	Constitutional documents and registration

4.1

The copies of the constitutional and corporate documents of each of the Group Companies which are included in the Disclosed Information are true, accurate and complete in all respects and no resolution has been taken to amend any of these constitutional or corporate documents.

4.2

All statutory books and registers, including the shareholders' registers of each of the Group Companies have been properly kept, are accurate and complete and contain all information that is required by Law or its articles of association and no notice or allegation that any of them is incorrect or should be rectified has been received and all returns and particulars, resolutions and other documents which the Companies are required by Law to file with or deliver to any relevant authority have been correctly made up, duly filed and/or delivered.

5.	The Accounts, Management Accounts and Half Year Accounts

5.1	Each of the Accounts, to the extent pertaining to the Group:

	(i)	have been prepared in accordance with applicable Law and regulations;

(ii)

present a true and fair view (getrouw beeld) of and contain an understandable and systematic view of the assets and liabilities and the financial position of each of the Group Companies as at the Accounts Date for the period ended on the Accounts Date;

(iii)

contain either provisions adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) and other liabilities (whether quantified, contingent or otherwise) of each of the Group Companies as at the Accounts Date;

	(iv)	have been duly filed in accordance with applicable Law; and

(v)

have been prepared on a basis consistent with the basis, methodologies, principles and practices employed in each of the Group Companies’ accounts for each of the 3 (three) preceding financial periods without any material change in the accounting basis, methodologies, principles and practices used.

5.2	The Management Accounts:

(I)

have been prepared in good faith substantially on the same basis as the Accounts and in accordance with the accounting principles and applying and adopting the same policies, principles, bases, conventions, rules, practices, techniques, methods and procedures as were applied and adopted in the Accounts; and

(ii)	are not materially affected or distorted by any unusual or non-recurring facts, matters or circumstances.

5.3

None of the Group Companies has lent any money which has not been repaid to them nor do they own the benefit of any debt (whether present of future) other than debts accrued to it in the ordinary course of its business.

5.4

No dividend, whether in cash or in kind, has been declared or paid by any of the Group Companies to or for the direct or indirect benefit of the Sellers or any of their respective Affiliates, other than the dividend distributions specified in Appendix 3 to this Agreement.

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5.5

All financial and accounting records of each of the Group Companies are up-to-date and complete, have been properly maintained and prepared and adopted in accordance with Law, and where required by Law have been duly filed and published. Each of the Group Companies has complied with all statutory accounting requirements.

5.6

The receivables of each of the Group Companies included in the Accounts have realised their nominal amounts plus any accrued interest less any provisions for bad and doubtful debts included in the Accounts.

5.7

All receivables of each of the Group Companies at Closing will in the ordinary course of collection realise, no later than 60 days after Closing, their nominal amounts plus any accrued interest (except as provided for in the Accounts as bad or doubtful debts).

6.	Ownership of assets
6.1

Each of the Group Companies owned at the Accounts Date all the assets included in the Accounts, which in so far as the assets are comprised of equipment perform the tasks for which they are designed and have been properly serviced and maintained.

6.2	None of the Group Companies does hold assets under any agreement for lease, hire, hire-purchase, retention of title or sale on conditional or deferred terms.
6.3

None of the property, assets, undertaking, goodwill or uncalled capital of each of the Group Companies is subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance, and no person has claimed to be entitled to any of the foregoing.

6.4

None of the Group Companies has been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it as at the Accounts Date, is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or payment in favour of another person under the Law of any relevant jurisdiction or country.

6.5	The assets owned by each of the Group Companies together comprise all the assets necessary for the continuation of their businesses as currently conducted.
6.6

The equipment, supplies, vehicles and inventory included in the assets are in good repair (normal wear and tear excepted), are fit for the purpose in which they are used in the ordinary course of business, are fully and unrestrictedly at the disposal of the Group Companies and comply with all legal and customary safety requirements and regulations.

6.7	Maintenance work and repairs to the assets have regularly and properly been carried out and no substantial repairs have been or will in the near future be required.
6.8	None of the assets are dangerous, inefficient, or in need of renewal or replacement in the short term and the assets comply with all legal and customary safety requirements and regulations.
6.9	The total market value of the assets is at least equal to the book value assigned to them in the Accounts.

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7.	Operation since Accounts Date

Since the Accounts Date, other than as Fairly Disclosed (including through the Management Accounts, Half Year Accounts or the annual accounts of the Company per 30 June 2023):

(i)	each of the Group Companies has conducted its business in a normal and proper manner consistent with past practice;

(ii)

there has been no deterioration in the values of any of the assets such that the market value of any asset is less than the value attributed to it in the Accounts other than deterioration in value as a result of normal wear and tear and regular depreciation, and no fixed asset of each of the Group Companies has been revalued;

(iii)	none of the Companies has entered into any unusual contract or commitment or otherwise departed from its ordinary course of business;

(iv)	there has been no deterioration in the turnover, financial or trading position or, in as far as Sellers are aware, the prospects of each of the Group Companies;

(v)	each of the Group Companies has paid its creditors and collected its debts in the ordinary course of business and materially within the time periods agreed with the relevant creditors and debtors;

(vi)

no asset of a value or price in excess of EUR 150,000 has been acquired or disposed of or agreed to be acquired or disposed of by the Group Companies on capital account, and no contract involving expenditure by it on capital account in excess of EUR 150,000 in total has been entered into by the Group Companies;

(vii)

there has been no disposal or acquisition of any asset or supply of any service or business facility of any kind by or to the Group Companies in circumstances where the consideration actually received or receivable for the disposal, acquisition or supply was less than or exceeds the consideration which could be deemed to have been received for Tax purposes;

(viii)	no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Group Companies, other than the dividend distributions specified in Appendix 3;

(ix)	the Group Companies have maintained insurance policies that are customary for companies in the same line of business as the Group Companies;

(x)

in as far as Sellers are aware, no event has occurred which gives rise to Taxation to the Group Companies on deemed (as opposed to actual) income, profits or gains or which results in the Companies becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person; and/or

(xi)

in as far as Seller is aware, no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Group Companies prior to the normal maturity date.

8.	Agreements

8.1

All agreements that, whether by reason of their nature, term, scope, price or otherwise, are or are likely to be of material importance to the business, profits or assets of any Group Company are in full force and effect and binding on the parties in accordance with their respective terms.

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8.2

The Group Companies have complied with all their obligations under each such contract, arrangement or obligation and, in as far as Sellers are aware, each other party to such contract or arrangement has complied with its obligations under such contract or arrangement. To the best of the Sellers’ knowledge, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such contract, arrangement or obligation.

8.3

Each Group Companies has at all times complied with all its obligations under the agreements to which such Group Company is a party andno Group Company has received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any agreement to which such Group Company is a party. To the best of the Sellers’ knowledge, there are no circumstances which are likely to give rise to such a breach.

8.4

The Sellers do not expect any of the Group Companies' suppliers or costumers that are material to the business thereof to alter or cease their business with the Group as a consequence of the Transaction.

8.5

The products circulated by the each of the Group Companies comply with all legal requirements imposed thereon (in all countries where these products are sold and produced). To the best of Sellers’ knowledge, the Group Companies have not brought any products into circulation that could lead or have led to any form of (product) liability for the Company.

8.6	None of the Group Companies is or has agreed to become a party to, bound by or liable under any agreement which:

(i)	is not on arm’s length commercial terms in the ordinary and usual course of the Group Companies’ businesses;

(ii)	is with a Seller or is an agreement in which a Seller is interested (other than the employment/management agreements or as otherwise set forth in folder 3.6 of the Data Room);

(iii)	relates to the acquisition of securities of any other entity or the acquisition of the business and/or assets of any other entity or person;

(iv)	relates to the sale of securities held by the Group Companies or sale of the businesses of the Group Companies (or any part of such business);

(v)	involves any agency, distributorship, franchise, consortium collaboration, partnership, joint venture or profit-sharing arrangement or kickbacks;

(vi)	limits or excludes its right to do business and/or compete in any geographical area or field or with any person;

(vii)	is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

(viii)	cannot be readily fulfilled or performed by it on time without undue or unusual expenditure of money and effort, or is reasonably likely to result in a loss to it on completion of performance; or

(ix)	is for the supply by or to it of goods and/or services exclusively to or from any person.

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9.	Employees
9.1	There are no persons holding power of attorney or who are authorised to dispose of any funds of the Group Companies or to commit or bind the Group Companies in any way.
9.2

The Data Room contains (i) the names and main terms of employment of all employees and prospective employees of each of the Companies (the Employees) (including full particulars of direct and indirect, fixed and variable, remuneration), and details of any loans or advances made to any Employee or former employee, or any guarantees made to or for the benefit of these persons, (ii) particulars of any agreement for the provision of services as an independent contractor to any of each of the Group Companies, and (iii) particulars of any collective bargaining agreement.

9.3

Neither the Group Companies nor the Sellers have made any commitment towards the Employees, as regards a future change to the employment conditions of the Employees, other than in the ordinary course of business.

9.4

No bonuses are payable to any employees, directors or officers of any of the Group Companies and no bonuses will become payable due to the entering into of this Agreement or the fulfilment of the obligations thereunder.

9.5

All amounts due by any of the Group Companies to or in respect of any Employee, or former or prospective employee (including social security contributions, insurances, pensions or other benefits) have been duly paid or discharged on their due dates for payment.

9.6

There are no self-employed persons that are being or should have been treated for Tax purposes as Employees. None of the Group Companies is currently retaining any employees through temporary employment agencies.

9.7

None of the Group Companies does qualify, or has applied to qualify as an own-risk bearer (eigenrisicodrager) for the purpose of the Sickness Benefits Act (Ziektewet) or the Work and Income (Capacity for Work) Act (Wet werk en inkomen naar arbeidsvermogen).

9.8

There is no Employee that due to illness, injury or other disability is or has been unable to work or has been absent from work for a period longer than 2 (two) consecutive months during the past 12 (twelve) months.

9.9

The collective labour agreement for wholesale flower bulbs (CAO Groothandel Bloembollen) is applicable to the business of the Company (but excluding the other Group Companies) and the Company has complied at all times with all provisions of that collective labour agreement.

9.10

In as far as Sellers are aware, no employee of any Group Company has been involved in any criminal proceedings relating to or affecting the business of any Group Company within a period of 3 years before the date of this Agreement and there are no circumstances which are likely to give rise to any such proceedings.

9.11	There is not, and during the 3 years preceding the date of this Agreement there has not been, any collective labour dispute or industrial action affecting any Group Company.
9.12

The Group Companies does not have a works council, nor is there any trade union active within or involved in any of the Companies. The Companies have not received any request to establish a works council.

9.13

There are no pending or threatened disputes between any of the Group Companies and any Employee or former employee or any strikes, lockouts or actions pending by the Employees, and to the Sellers’ knowledge there are no facts or circumstances which might give rise thereto.

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9.14	No Employee or former employee of any of the Group Companies is or has been a party to any stock appreciation right granted by any of the Group Companies.

9.15	All non-European Employees have a valid working permit and each of the Group Companies has at all times acted in accordance with the relevant immigration Laws.

9.16

To the best of Sellers’ knowledge, all current employees of Fresh Tulips USA, LLC are legally authorized to work in the U.S. Every Person who currently provides, or previously provided, service to Fresh Tulips USA, LLC has been properly classified by Fresh Tulips USA, LLC as an employee or independent contractor in compliance in all material respects with all Laws. Fresh Tulips USA, LLC has properly completed and maintained all records required by the United States Citizenship and Immigration Services and legacy Immigration and Naturalization Service, including, without limitation, the completion and maintenance of the Form I-9 and relevant E-Verify query, where applicable, for each employee including updates and reverifications as required by applicable Law, and all such forms are correct and complete in all material respects.

9.17

Fresh Tulips USA, LLC has not been subject to an audit of its immigration and/or Form I-9 practices by any Governmental Entity nor had any penalties assessed against it by a Governmental Entity due to the knowing hire of unauthorized workers by it or paperwork violations. No work eligibility status of any current employee of Fresh Tulips USA, LLC would terminate or otherwise be affected by this transaction.

10.	Pensions

10.1

Except pursuant to the pension schemes that are Fairly Disclosed in the Disclosed Information, none of the Group Companies has paid, provided or contributed towards, and is not under any obligation or commitment (whether or not legally enforceable or written or unwritten or of an individual or collective nature) to pay, provide or contribute towards any pension arrangement for or in respect of any present or past employee, director or other officer (or any spouse, child or dependant thereof) of any of the Group Companies or of any predecessors in business of any of the Group Companies, including in respect of so called back service obligations.

10.2

The pension schemes have at all times been operated in accordance with, and the Group Companies have observed and performed all their obligations under, the documents relating to the pension schemes, the requirements of the relevant Taxation and other authorities applicable to the pension scheme and all applicable Laws and no dispute has arisen or been threatened in connection with the pension schemes.

10.3

In relation to the pension schemes, all contributions and other payments due from the participating employers and employees have been paid to the pension scheme and nothing has occurred or become known since the Effective Date of the latest actuarial valuation of the pension scheme which might reasonably be expected to cause the result of an actuarial valuation carried out at the date of this Agreement, adopting the same actuarial methods and assumptions as were adopted for the purpose of the aforementioned valuation, to be materially different from the result of the latest actuarial valuation.

10.4

All current and former (part time and fulltime) employees of any of the Group Companies have been granted the opportunity to participate in the pension and other income insurance schemes operated by each of the Group Companies. All employees not participating in such schemes and their spouses have signed a waiver which is in the possession of any of the Group Companies.

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11.	Insurance
11.1

Complete and accurate details of all insurance policies taken out for the benefit of each of the Group Companies has been Fairly Disclosed to the Purchaser in the Data Room (the Group Companies’ Insurance Policies).

11.2

The Group Companies’ Insurance Policies are in full force and effect, valid and enforceable. Each of the Companies has at all times complied with the terms of the Group Companies’ Insurance Policies and have paid all premiums due thereon.

11.3

All the assets and undertaking(s) of each of the Group Companies that are normally insured are and have at all times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as those carried on by each of the Group Companies and each of the Group Companies is now and has at all material times been adequately covered against accident, damage, injury, third party loss, loss of profits and other risks normally covered by insurance.

11.4

No written notifications have been received with regard to the termination or non-renewal of any insurance policy of any of the Group Companies or its continuation or renewal on less favourable terms and conditions.

11.5

None of the Group Companies has any outstanding insurance claims and there are no circumstances known to Sellers which haven given or, so far as the Seller is aware, are likely to give rise to any claim or require notification under any of the insurance policies which have not been notified to the relevant insurers.

12.	Intellectual property rights
12.1

For the purposes of this paragraph, Intellectual Property Rights means (i) copyright, patents, know-how, confidential information, database rights, and rights in trade names, trademarks and designs (whether registered or unregistered) and all associated goodwill, (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world.

12.2

No activities of a Group Company or of any licensee under any licence granted by a Group Company infringe or, to the Seller’s best knowledge, are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against a Group Company or any such licensee in respect of such infringement.

12.3

All registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by a Group Company (the Company Intellectual Property), are non-infringing valid and subsisting. No other Intellectual Property Rights are required for the continuation of the business of a Group Company as currently conducted. Each Group Company is the sole legal and beneficial owner of, and to the extent applicable the sole applicant for, and may freely use, license and dispose of the Company Intellectual Property and all registered Company Intellectual Property is owned solely by a Group Company free of any Encumbrance.

12.4

Full details of all licences and other agreements relating to Intellectual Property Rights to which a Group Company is a party (whether as licensor or licensee) or which relate to any Intellectual Property Rights owned by a Group Company, are available to a Group Company. No Group Company is in breach of any such agreement and, in as far as Seller is aware, no third party is in breach of any such agreement. All renewal fees due up to the date of this Agreement for the registration and maintenance of the Company Intellectual Property Rights have been paid in full.

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12.5	The Sellers are not aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of a Group Company.

12.6

No claims, actions, proceedings, investigations, litigations, arbitrations, demands, objections or orders are pending or, in as far as Sellers are aware, threatened against any Group Company that seek to cancel, limit or challenge the validity, ownership, enforceability or use of any Company Intellectual Property and no Group Company knows of any valid basis for the same.

12.7	Each Group Company has taken appropriate measures to protect its Intellectual Property Rights, whether registered or unregistered.

13.	Computer systems, data and records

13.1

All the records and systems (including but not limited to computer systems) and all data and information of the Group Companies are recorded, stored, maintained and operated or otherwise held exclusively by the Group Companies and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership or exclusive control of any of the Group Companies.

13.2

The computer and telecommunication facilities, the software and databases used by the Group Companies are adequate for operational and business requirements of the Companies and adequate back-up procedures have been implemented and are currently complied with.

13.3	Each of the Group Companies has entered into adequate maintenance agreements in respect of all software and hardware owned or used by the Group Companies.

14.	Taxation

14.1

All notices, computations and Tax Returns which ought to have been given or made prior to Closing, have been timely, properly and duly submitted by each of the Group Companies to the relevant Tax Authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete and are not the subject of any dispute nor are likely to become the subject of any dispute with such Tax Authorities. All records which each of the Group Companies is required to keep for Taxation purposes or which would be needed to substantiate any claim made or position taken in relation to Taxation by each of the Group Companies, have been duly kept and are available for inspection at the premises of each of the Group Companies.

14.2

None of the Group Companies has asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation other than customary extension in the ordinary course of business.

14.3

None of the Group Companies has, within the statutory limitation period, been subject to or are currently subject to any investigation, audit or visit by any Tax Authority other than disclosed by Sellers to Purchaser, and to the Sellers’ best knowledge the Sellers are not aware of any such investigation, audit or visit planned for the next 12 months.

14.4

Other than the CIT Fiscal Unity and the VAT Fiscal Unity, none of the Group Companies has nor at any time in the last 5 years have had, their tax affairs dealt with on a consolidated basis nor have they entered into any tax sharing arrangement (including without limitation any arrangement under which tax losses or tax reliefs are surrendered or claimed or agreed to be surrendered or claimed) in respect of their profits, gains or losses.

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14.5	The break-up of the CIT Fiscal Unity has not and will not lead to any Tax Liability of any of the Group Companies.

14.6

Each of the Group Companies has always duly, timely and correctly paid all Tax for which it has been assessed, or which have become due or will become due, or which have arisen or accrued or will arise or accrue with regard to the period up to and including the Closing Date, or, insofar this Tax has not been paid, it has adequately and fully provided for in the Accounts.

14.7

Each of the Group Companies has made all withholdings and deductions (including but not limited to any withholding or deduction on payments made or deemed to be made to shareholders, independent contractors or other third parties) in respect of, or in account of, any Tax as it was or is obliged or entitled to make and has properly and duly accounted in full and in a timely manner to the relevant Tax Authority for all amounts so withheld or deducted.

14.8

Each of the Group Companies is and has at all times been exclusively resident for all Tax purposes and subject to Tax in the country or jurisdiction in which the relevant Group Company is incorporated only, and has not at any time been resident or had any branch, agency or permanent establishment in any other jurisdiction for any Tax purposes (and no Tax Authority has ever sought to assert the same).

14.9

None of the Group Companies has been a party to or has otherwise been involved in any transaction, scheme or arrangement of which the main purpose or objective (or one of the main purposes or objectives) is to obtain a Tax advantage or which can reasonably be considered as such.

14.10

None of the Group Companies has claimed, utilized or requested exemptions from Tax, roll-over relief, deferrals in relation to Tax or other Tax facilities, including exemptions, roll-over relief, deferrals, or other Tax facilities relating to reorganizations or mergers or made a depreciation, which on or after the Closing Date is still subject to a claw back or reversal provision or any other comparable provision under any applicable Law.

14.11

All transactions or arrangements involving any of the Group Companies were affected taking into account the at arm’s length principle. None of the transactions or arrangements involving any of the Group Companies has or will affect the Tax position of any of the Companies including as a result of any Tax Authority invoking any transfer pricing provision.

14.12

There are no self-employed persons or temporary workers who are or at any time have been or should be or have been treated as employee of any of the Group Companies for Tax purposes and no self-employed person or temporary worker may seek or has ever sought to assert the same.

14.13	Each of the Group Companies has complied in all respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

14.14

Neither the entry into or becoming unconditional of this Agreement nor Closing will have an adverse impact on the Tax position of any of the Group Companies (including, but not limited to, any claw back or disallowance of any Relief or allowance previously given).

14.15	If required, the Group Companies are registered for US sales tax purposes in Virginia and all exemption certificates are valid for Tax purposes.

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15.	Property

15.1	None of the Group Companies owns, or has ever owned, any real property.

15.2

Each of the Group Companies is in possession of all lease agreements or similar documents pursuant to which the Group Company uses or occupies any real property (the Properties); (i) all such agreements are in effect, enforceable in accordance with their terms, and create a valid and binding leasehold interest in the Properties in favour of the Group Companies and are free and clear of all Encumbrances, (ii) there are no disputes or oral agreements in effect with respect to such agreements, (iii) neither the Group Companies, nor to the knowledge of the Group Companies any other party thereto, is in breach of any such agreement, and to the knowledge of the Group Companies no event has occurred that with the giving of notice or the passage of time would constitute such a breach, and (iv) none of the Group Companies are in negotiation for any material change to any such agreement. Sellers have made available in the Data Room copies of all such agreements, which are true, complete and correct in all material respects.

15.3	All Properties are actively used by the Group Companies in conducting the Business.

15.4	None of the Group Companies holds any right of ownership, right of use, option or contractual obligation to purchase, in relation to any real estate property other than the Properties.

15.5

None of the Group Companies has made any renovation or alteration of any leased Property, other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or – to the extent applicable – the relevant Governmental Entities.

15.6	Except for timely payment of the rent to the relevant landlord none of the Group Companies has any liabilities or obligations to any person under any lease agreement for a Property.

15.7

Each of the Group Companies has duly and timely paid the rent due for leased Properties and is not indebted for any costs to the relevant landlord. To Sellers’ knowledge, all real property taxes and assessments due with respect to the Properties have been paid in full and there are no tax appeals, tax protests or special assessment proceedings pending with respect to any of the Properties.

15.8

All buildings or other erections on each Property are in good repair and in good condition and are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and do not contain any substance or material which is defective or a risk to health or safety.

15.9

Each of the Group Companies holds all the required permits and licenses and uses the Properties in accordance with any applicable agreement and all applicable Laws, regulations, permits, licenses and zoning plans. All such permits and licenses have been Fairly Disclosed in the Data Room, are in force and unconditional and no suspension, cancellation or amendment of any of such permit or license is pending or, to Seller’s knowledge, threatened. All such permits and licenses have been complied with by each of the Group Companies. Neither the execution of the Transaction Documents nor Closing will require any notice to, filing with, or approval or consent of any Governmental Entity pursuant to applicable Laws, or result in the revocation, cancellation, suspension or modification of any such permit or license and, to the Seller’s best knowledge, there are no events, facts or circumstances that could result in any such revocation, cancellation, suspension or modification of any such permit or license or that could necessitate any works or expenditure for any Group Company to continue to comply with the terms and conditions of any such permit or license.

15.10

None of the Group Companies has received any notice or order affecting any Property from any authority or any third party and, in as far as Sellers are aware, there are no proposals or to Sellers' knowledge pending or threatened actions on the part of any authority or third party which would reasonably be expected to adversely affect any Property, including those relating to compulsory purchase or expropriation or highways works.

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15.11	To Sellers’ knowledge, no person other than the Group Companies is entitled to possession or use of any of the Properties or any portion thereof.

15.12

To Sellers’ knowledge, no labour has been performed or materials furnished with respect to the Property that could result in a materialman’s or mechanic’s lien filed against any Property, except as shall have been fully paid or released on or prior to Closing.

15.13

Each of the Properties and the buildings, improvements and structures located thereon are supplied with utilities and other services necessary for the operation of such buildings, improvements and structures as the same are currently operated, all of which utilities and other services, to Seller’s knowledge, are provided via public roads or via permanent easements benefiting such Property. Each of the Properties abuts on, and has direct vehicular access to, a public road.

16.	Environmental

16.1

Each Group Company has conducted and is conducting the business in compliance with all Environmental Laws and there has not been any storage, transportation, release, leakage, migration, spill, discharge, entry, disposal, deposit or emission of any Hazardous Substance in violation of any Environmental Law or otherwise in a manner that gives rise or, to the Seller’s best knowledge, could give rise to any claim, action, liability, expense or obligation arising from or relating to any Environmental Law and there are no Hazardous Substances present at, in or under the Properties or any other property in violation of any Environmental Law or otherwise in such manner or at such level that results or, to the Sellers’ best knowledge, could result in any claim, action, liabilities, expenses or obligations being brought against or incurred by any Group Company.

16.2

All environmental licenses, permits, consents, authorizations, certificates, registrations and exemptions issued, granted or required under Environmental Law for the operation of the Business (the Environmental Permits) have been obtained, are in force and unconditional and have been complied with by each of the Group Companies. Seller has made available in the Data Room copies of all Environmental Permits, which are true, complete and correct in all material respects.

16.3

Neither the execution of the Transaction Documents nor Closing will require any notice to, filing with, or approval or consent of any Governmental Entity pursuant to Environmental Laws, or result in the revocation, cancellation, suspension or modification of any Environmental Permit and, to the Sellers’ best knowledge, there are no events, facts or circumstances that could result in any such revocation, cancellation, suspension or modification of any such Environmental Permit or that could necessitate any works or expenditure for any Group Company to continue to comply with the terms and conditions of any Environmental Permit.

16.4

There are no agreements or arrangements concerning the environment (including any environmental covenants (milieuconvenanten) between any of the Group Companies and any Governmental Entity or other third party, and none of the Group Companies has assumed either contractually or by operation of law any liabilities under Environmental Law of any other Person or entity.

16.5	No Group Company has acted or is acting in violation of any Environmental Law nor has any Group Company received any written notice:

	(i)	of any civil, criminal, regulatory or administrative action, claim, investigation or other proceedings or suit relating to a breach or alleged breach of any Environmental Law or Environmental Permits;

	(ii)	that a Governmental Entity is intending to revoke, cancel, suspend or modify any Environmental Permit; or

	(iii)	that any amendment to any Environment Permit is required to enable the continued operation of the Business.

16.6

Sellers have made available in the Data Room true, complete and correct copies of all material environmental reports and other reports regarding the physical condition of the Properties in Sellers’ possession or reasonable control.

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17.	Compliance with Laws

17.1

Each of the Group Companies has at all times, in all material respects, conducted its business in accordance with its constitutional documents and all applicable Laws in any jurisdiction in which it carries on its business, and none of the Group Companies is, or has in the past years been in violation of, or in default with respect to any court decision, arbitration award, binding advice, or any other order or judgment of any Governmental Entity in which any of the Group Companies was a party.

17.2

None of the Group Companies nor any of their directors, officers, agents, Employees, or other persons performing services for on their behalf, acting in such capacity or in connection therewith, has done or omitted to do anything which is a contravention of any Law, regulation or the requirements of any Governmental Entity giving rise to any fine, penalty, other liability or sanction on the part of any of the Group Companies and no complaints have been received in respect of such matters nor is any of the Companies in default of a court decision, arbitration award, binding advice or any other order or judgment of any Governmental Entity applicable to it or its business.

17.3

Each of the Group Companies has all licences, permits, consents, certificates or other authorisations necessary to conduct its business as currently conducted and complies, and has complied, with all terms and conditions of those licences, permits and certificates in all material respects, each of the permits is in full force and effect and nothing has been or is agreed by this Agreement to be done or omitted to be done which might prejudice the continuation or renewal of any of those licences, permits or certificates or result in any of those licences, permits or certificates being modified.

18.	Anti-bribery and anti-corruption

18.1

No Group Company nor any of its shareholders, directors, employees, agents or Representatives (in each case, acting in their capacities as such) has, since the inception of such Group Company, directly or indirectly through its Representatives or any person authorized to act on its behalf or for its benefit, (i) engaged in any other activity, practice or conduct or has taken any other action or inaction, directly or indirectly, which would constitute a violation of any Anti-Corruption Law or (ii) offered, paid, given, promised to pay or give or authorized the giving of money or anything of value, to any Government Official or other Person: (A) for the purpose of (I) influencing any act or decision of any Government Official or other Person, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity, in each case (I) through (IV) in order to obtain or retain business, for, direct business to, or secure any improper business or regulatory advantage for a Group Company, or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.

18.2

There have been no false or fictitious entries made in the books and records of any Group Company relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and no Group Company has established or maintained a secret or unrecorded fund or account.

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18.3

Each Group Company is not and has not been the subject of any investigation, inquiry, or enforcement proceeding by any Governmental Entity, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or enforcement proceeding has been threatened or is pending and there are no circumstances likely to give rise to any such investigation, inquiry or enforcement proceeding. Each Group Company has instituted and maintained policies and procedures applicable to such Group Company reasonably designed to ensure compliance by its businesses with the Anti-Corruption Laws in each jurisdiction in which such Group Company operates.

19.	Litigation

19.1

None of the Group Companies is, nor proposing to be, (directly or indirectly) engaged in any claim, litigation, arbitration, mediation, binding advice or other legal proceedings (including administrative, criminal or tax proceedings) and to the Sellers’ best knowledge no such claim, litigation, arbitration, mediation, binding advice or other legal proceedings are threatened or pending by or against any of the Group Companies and to the Sellers’ best knowledge there are no circumstances likely to give rise thereto.

19.2

In as far as Sellers are aware, none of the Group Companies is the subject of any regulatory or other investigation, enquiry or action, enforcement proceedings, prosecution regarding any of the Group Companies or of any of its present or former directors, officer, Employees or other persons performing services for or on behalf of it, or process by any governmental, administrative or regulatory body nor, to the Sellers’ knowledge, are there any circumstances which are likely to give rise to any such investigation, enquiry or proceeding, disciplinary action or process.

19.3

There are no outstanding obligations under any existing or pending court decision, arbitration award, judgment, award, binding advice or any other judgment of any Governmental Entity in which any of the Group Companies is or were a party to affecting any of the Companies or its business.

20.	COVID-19 Assistance Programs

20.1

The proceeds received from any COVID-19 Assistance Program were not used by the applicable Group Company in violation of the terms and conditions of such COVID-19 Assistance Program (including, without limitation, the CARES Act and related regulations with respect to any PPP Loan). Fresh Tulips submitted an application for the forgiveness of 100% of the amount of its PPP Loan, and the PPP Loan was forgiven in its entirety on June 11, 2021. Each Group Company has maintained accounting and other records relating to each COVID-19 Assistance Program in which it is participating or has participated and the use any funds associated therewith (including records that track the costs and other expenses for which the proceeds of Fresh Tulips USA, LLCs PPP Loan have been used), true, correct and complete copies of which have been made available to Purchaser.

20.2

The applicable Group Company has complied in all respects with the CARES Act and COVID-19 Assistance Programs and any documentation related thereto. All applications and certifications made by the applicable Group Company in connection with to the CARES Act are true and accurate.

21.	Information

21.1

All information supplied by the Seller or its Representatives to the Purchaser or its Representatives, including in this Agreement, is, true, complete and not misleading and fairly represents the condition (financial and otherwise), income, properties, assets, liabilities, operations, contractual relationships, results of operations and, to the best of Sellers’ knowledge, prospects of the Group Companies and the Group Companies and their businesses as a whole.

21.2

To the Sellers’ best knowledge there are no facts, circumstances or matters which are not fully and Fairly Disclosed in the Disclosed Information and which are of such nature and materiality that the Purchaser, if it had been made aware thereof, could not reasonably be expected to enter into this Agreement on the terms and conditions as set out therein.

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Appendix 6 Closing

1.	Prior to Closing the Sellers shall procure the delivery to the Purchaser of:

	(i)	the original up-to-date shareholders’ register of the Company;

(ii)

if requested by the Notary, (i) information on the ultimate beneficial owner of the Sellers, (ii) legalized and apostilled powers of attorney to execute the Deed of Transfer on behalf of the Sellers and the Company, and (iii) a confirmation that the persons executing the relevant power of attorney and the Notary Letter are authorized to represent the Sellers;

	(iii)	in as far as applicable, duly executed corporate resolutions with regard to the Transaction in the agreed form;

	(iv)	a duly executed letter releasing the pledge on certain shares in the capital of the Company granted by Jansen in favour of Botman Bloembollen;

(v)

a duly executed termination agreement in relation to the shareholders’ agreement by and between the Sellers and the Company dated 15 July 2022, pursuant to which the shareholders’ agreement is terminated with effect of Closing and the parties thereto declare that they have no claim whatsoever in relation to each other (and the Company) in respect of such shareholders’ agreement and/or the termination thereof;

(vi)

a duly executed termination agreement in relation to the management agreement by and between Botman Bloembollen and the Company dated 1 November 2016, pursuant to which the management agreement is terminated with effect of Closing and the parties thereto declare that they have no claim whatsoever in relation to each other in respect of such management agreement and/or the termination thereof;

	(vii)	duly executed waiver by Rabo Lease B.V. pursuant to which Rabo Lease B.V. waives its right to terminate the operational lease agreement with the Company as a consequence of the Transaction;

(viii)

evidence of the notification to Karel Vastgoed B.V. (as lessor of the real properties located at De Gouw 41, 1602 DN Enkhuizen, the Netherlands) regarding the change in the corporate/organizational structure of the Company as a consequence of the Transaction;

(ix)

resignation letter of Botman Bloembollen in its capacity as managing director of the Company, with effect from the time of execution of the Deed of Transfer, acknowledging that it has no claim against the Company, whether for loss of office or otherwise;

(x)

executed resolution of the general meeting of the Company, in which it shall be resolved or ratified that Botman Bloembollen shall be removed and discharged (décharge) as managing director of the Company, acknowledging that the Company has no claim against Botman Bloembollen, and the managing director(s) nominated by the Purchaser shall be appointed, with effect from the time of execution of the Deed of Transfer;

	(xi)	an executed waiver regarding the pre-emptive rights of the Sellers under the articles of association of the Company;

	(xii)	letters releasing the Company:

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(a)

from its obligations under the respective credit facilities and other financial agreements or loans in any jurisdiction, including, but not limited to, Coöperatieve Rabobank U.A., and all related Encumbrances and guarantees, effective as of the moment directly prior to the execution of the Deed of Transfer; and

		(b)	from any other guarantees given for the benefit of or in respect of any obligations of any Seller or any Affiliate of any Seller.

2.	At Closing:

	(i)	the relevant Parties shall and shall procure that the relevant third parties shall:

		(a)	sign and execute the Bridge Loan Agreement and the Second Bridge Loan Agreement;

		(b)	sign and execute the Bridge Loan Subordination Agreement;

(c)

execute the US deed of Transfer before the Notary and procure that the Notary shall execute the US Deed of Transfer and the relevant Parties shall procure that the Company shall acknowledge the transfer of the Jansen Shares by signing the US deed of Transfer;

		(d)	sign and execute the subscription agreement, attached hereto as Appendix 10;

		(e)	sign and execute the shareholders’ agreement in relation to the US Purchaser;

		(f)	sign and execute the employment agreement by and between Jansen and Fresh Tulips USA, LLC;

(g)

execute the Deed of Transfer before the Notary and procure that the Notary shall execute the Deed of Transfer and the Parties shall procure that the Company shall acknowledge the transfer of the Botman Bloembollen Shares and the Strengers Shares by signing the Deed of Transfer;

		(h)	sign and execute the pledge deed in relation to the financing of the transaction by the Purchasers;

		(i)	sign and execute the pledge deeds in relation to the Bridge Loan Agreement and the Second Bridge Loan Agreement;

		(j)	effect that the amount paid into the Notary’s Bank Account pursuant to clause 5.2 of the Agreement shall be paid out to Sellers in accordance with the Notary Letter.

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